AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         RIVER CITY BROADCASTING, L.P.,

                                   AS SELLER,

                                       AND

                         SINCLAIR BROADCAST GROUP, INC.

                                    AS BUYER

                           DATED AS OF APRIL 10, 1996

                             AS AMENDED AND RESTATED

                               AS OF MAY 31, 1996

                                TABLE OF CONTENTS

                                    ARTICLE 1

                               TRANSFER OF ASSETS

1.1  Transfer of Assets........................................................3

1.2  Excluded Assets...........................................................7

1.3  Liabilities..............................................................10


                                    ARTICLE 2

                                PURCHASE; CLOSING

2.1  Purchase Price...........................................................13

2.2  Adjustments..............................................................15

2.3  The Closing..............................................................21

2.4  Deliveries at Closing....................................................24

2.5  Deliveries by Seller Prior to Closing and Upon Execution

       .......................................................................27

2.6  Effect of Laws or Proceedings............................................28


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

3.1  Formation................................................................30

3.2  Partnership Action.......................................................30

3.3  Financials...............................................................30

3.4  Business Since the Balance Sheet Date....................................31

3.5  Condition of Assets......................................................31

3.6  Title, Etc...............................................................31

3.7  Trademarks, Etc..........................................................33

3.8  Insurance................................................................33

3.9   Contracts...............................................................33

3.10  Employees...............................................................34

3.11  Litigation..............................................................34

3.12  Compliance with Laws....................................................35

3.13  No Conflicts............................................................35

3.14  Brokers.................................................................35

3.15  Retransmission Consent Agreements.   ...................................35

3.16  Environmental...........................................................36

3.17  Employee Plans..........................................................37

3.18  Compliance with ERISA...................................................37

3.19  Taxes...................................................................38

3.20  Certificates of Incorporation, Bylaws and Capitalization of

      Sandia..................................................................39

3.21  Options, Warrants, Rights re: Sandia....................................39

3.22  Validity of Sandia Stock................................................39

3.23  Partnership Agreements and Partnership Interests in Twin

      Peaks and Twin Peaks License Partnership................................40

3.24  Options, Warrants, Rights re: Twin Peaks and Twin Peaks

      License Partnership.....................................................40

3.25  Validity of Twin Peaks Partnership Interest and Twin Peaks

      License Partnership Interest............................................41

3.26  Undisclosed Liabilities.................................................41

3.27  Totality of Assets......................................................41

3.28  Complete Disclosure.....................................................42

3.29  Acquisition of Exchangeable Preferred Stock.............................42

3.30  Affiliate Transactions..................................................42

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

4.1  Incorporation............................................................42

4.2  Corporate Action.........................................................43

4.3  No Conflicts.............................................................43

4.4  Brokers..................................................................43

4.5  Litigation...............................................................43

4.6  Assignments..............................................................44

4.7  Articles of Incorporation, Bylaws and Capitalization of

     Buyer....................................................................44

4.8  Options, Warrants, Rights................................................44

4.9  Validity of Stock of Buyer...............................................45

4.10 Offering.................................................................45

4.11 Buyer SEC Documents; Financial Statements................................45

4.12 Capitalization...........................................................46

                                    ARTICLE 5

             COVENANTS OF SELLER PENDING AND AFTER THE CLOSING DATE

5.1  Maintenance of Business..................................................46

5.2  Organization/Goodwill....................................................49

5.3  Reports; Access to Facilities, Files and Records.........................49

5.4  Consents.................................................................50

5.5  Notice of Proceedings....................................................50

5.6  Confidential Information.................................................51

5.7  Consummation of Agreement................................................51

5.8   Notice of Certain Developments..........................................51

5.9   Hart-Scott-Rodino.......................................................52

5.10  Updated Information.....................................................52

5.11  Environmental Audit.....................................................52

5.12  Programming.............................................................53

5.13  Film Payments and Capital Leases........................................53

5.14  Down Payment............................................................53

5.15  No Solicitation.........................................................54

                                    ARTICLE 6

                               COVENANTS OF BUYER

6.1   Confidential Information................................................54

6.2   Consummation of Agreement...............................................55

6.3   Notice of Proceedings...................................................55

6.4   Hart-Scott-Rodino.......................................................56

6.5   Consents and Assignments................................................56

6.6   Capitalization of Buyer.................................................56

6.7   Notice of Material Impact...............................................56

6.8   New Employment Agreements...............................................57

6.9   Insurance...............................................................57

6.10  Stock Options...........................................................57

6.11  Amended Charter.........................................................57

                                    ARTICLE 7

                     CONDITIONS TO THE OBLIGATIONS OF SELLER

7.1   Representations, Warranties, Covenants..................................57

7.2   Proceedings.............................................................58

7.3   Opinion of Counsel......................................................59

7.4   Hart-Scott-Rodino.......................................................59

7.5   Leases/Subleases........................................................59

7.6   Group I Time Brokerage Agreement........................................59

7.7   Option Agreement........................................................59

7.8   New Employment Agreements...............................................60

7.9   Articles Supplementary..................................................60

7.10  Material Adverse Change.................................................60

7.11  Approval of Stock Options...............................................60

7.12  Stock Options...........................................................60

7.13  Amended Charter.........................................................60

7.14  RCB Loans...............................................................60

7.15  Evidence of Capitalization..............................................61

                                    ARTICLE 8

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

8.1   Representations, Warranties, Covenants..................................61

8.2   Proceedings.............................................................62

8.3   Opinion of Counsel......................................................63

8.4   Damage to the Assets....................................................63

8.5   Option Agreements.......................................................63

8.6   Hart-Scott-Rodino.......................................................63

8.7   Leases/Subleases........................................................63

8.8   Group I Time Brokerage Agreement........................................63

8.9   Add Back Programming Liabilities........................................63

8.10  Material Adverse Change.................................................63

8.11  Certain Financial Statements............................................64

8.12  Marcus Non-Compete......................................................64

                                    ARTICLE 9

                                 INDEMNIFICATION

9.1   Survival................................................................64

9.2   Indemnification of Buyer................................................64

9.3   Indemnification of Seller. .............................................65

9.4   Limitation of Liability.................................................65

9.5   Bulk Sales Indemnity....................................................66

9.6   Notice of Claims........................................................67

9.7   Defense of Third Party Claims...........................................67

9.8   Indemnity as Sole Remedy................................................67

9.9   Arbitration.............................................................68


                                   ARTICLE 10

                            TERMINATION/MISCELLANEOUS

10.1  Termination of Agreement................................................70

10.2  Liabilities Upon Termination............................................71

10.3  Employee Matters........................................................73

10.4  Proxy Statement; Special Stockholders Meeting to Approve

      Amended Charter.........................................................76

10.5  Registration Statement; Nasdaq Listing..................................77

10.6  Expenses................................................................78

10.7  Assignments.............................................................78

10.8  Further Assurances......................................................79

10.9  Notices.................................................................79

10.10 Captions................................................................81

10.11 Law Governing...........................................................81

10.12 Consent to Jurisdiction, Etc............................................81

10.13 Waiver of Provisions....................................................81

10.14 Counterparts............................................................81

10.15 Reference to Agreement, Entire Agreement, Amendments....................82

10.16 Access to Books and Records.............................................82

10.17 Public Announcements and Press Releases.................................83

10.18 Recitals, Headings......................................................83

10.19 Severability............................................................83

10.20 Receivables.............................................................83

10.21 Board of Directors and Committees.......................................85

10.22 List of Definitions.....................................................86

                                    Exhibits

Exhibit 2.1(b)        Articles Supplementary
Exhibit 2.2(b)        Post-Closing Escrow Agreement
Exhibit 2.4           Consent and Agreement
Exhibit 2.5(a)        Employment Agreement
Exhibit 2.5(b)        Consulting Agreement
Exhibit 2.5(c)        Baker Stock Option Agreement

Exhibit 2.5(d)        Corporate Employee Stock Option Agreement
Exhibit 2.5(e)        Station Employee Stock Option Agreement
Exhibit 2.5(f)        First Amendment to Incentive Stock Option
                      Plan
Exhibit 2.5(g)        Long Term Incentive Plan
Exhibit 2.5(h)        Voting Agreement
Exhibit 7.3(a)        Opinion of Counsel to Buyer
Exhibit 7.3(b)        Opinion of Special Counsel to Buyer

Exhibit 7.6(a)        Time Brokerage Agreement for Group I Stations
Exhibit 7.7(a)        Group I Option Agreement
Exhibit 7.7(b)        Columbus Option Agreement
Exhibit 7.8           New Employment Agreements
Exhibit 8.3           Opinion of Counsel to Seller
Exhibit 8.12          Marcus Non-Compete
Exhibit 10.5          Registration Rights Agreement


                                    Schedules

Schedule 1.1(a)       Tangible Personal Property
Schedule 1.1(b)       Real Property
Schedule 1.1(c)(1)    LMAs
Schedule 1.1(c)(2)    JSAs
Schedule 1.1(c)(3)    Option Agreement
Schedule 1.1(d)       Program Contracts
Schedule 1.1(e)       Other Contracts
Schedule 1.1(f)       Trademarks, Etc.
Schedule 1.1(g)       Programming Copyrights
Schedule 1.1(m)       Affiliation  Agreements,  NewVenco and Alliance
Schedule 1.1(n)       Other Assets
Schedule 1.2(d)       Excluded  Contracts
Schedule 1.2(f)       License Assets
Schedule 1.2(l)       Interests  in Certain  Subsidiaries
Schedule  1.3         Liabilities
Schedule 2.1(a)       Anti-Dilution Adjustments
Schedule 2.2(a)(1)    Other Acquisitions and Transactions
Schedule 2.2(a)(2)    Add Backs
Schedule 2.2(a)(v)    Other Adjustment
Schedule 2.5(d)       Corporate Employees
Schedule 2.5(e)       Station Employees
Schedule 3.1          Qualifications
Schedule 3.6          Title, Etc.
Schedule 3.8          Insurance
Schedule 3.10         Certain Employee Matters and Collective
                      Bargaining Agreements
Schedule 3.11         Litigation
Schedule 3.13         No Conflicts
Schedule 3.15         Retransmission Consent Agreements
Schedule 3.16         Environmental





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                                     - ix -

Schedule 3.17         Employee Plans
Schedule 3.18         Compliance with ERISA
Schedule 3.26         Undisclosed Liabilities
Schedule 3.27         Totality of Assets
Schedule 3.30         Affiliate Transactions
Schedule 4.6          Assignments
Schedule 4.8          Options, Warrants, Rights
Schedule 5.1          Maintenance of Business
Schedule 6.6          Changes in Capitalization of Buyer
Schedule 7.8          New Employment Agreements
Schedule 9.2          Indemnification of Buyer
Schedule 10.3         Employee Matters

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
                  ---------------------------------------------

         THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of April 10, 1996, as Amended and Restated as of May 31, 1996, and is by and between River City Broadcasting, L.P., a limited partnership duly formed under the laws of the State of Delaware ("Seller"), and Sinclair Broadcast Group, Inc., a Maryland corporation ("Buyer").

         This Agreement amends and restates in its entirety the Asset Purchase Agreement dated as of April 10, 1996 by and between Seller and Buyer (the "Original Purchase Agreement"). All references herein to "date hereof" and "date of this Agreement" shall mean April 10, 1996, and all representations and warranties made herein shall be deemed to have been made as of April 10, 1996, except to the extent that certain agreements listed in the amended and restated schedules attached hereto have been updated to include certain updated information. The exhibits and schedules attached to the Original Purchase Agreement are hereby superceded by the exhibits and schedules attached hereto.

                                    RECITALS
                                    --------

         WHEREAS, Seller (i) owns certain assets used in connection with the business and operations of (a) Television Stations KOVR(TV), Stockton, California, WTTV(TV), Bloomington, Indiana, WTTK(TV), Kokomo, Indiana, KDSM-TV, Des Moines, Iowa, KDNL-TV, St. Louis, Missouri, WLOS-TV, Asheville, North Carolina, WFBC(TV), Anderson, South Carolina, and KABB-TV, San Antonio, Texas (collectively, the "TV Stations") and (b) Radio Stations KBLA(AM), Santa Monica, California, WVRV(FM), East St. Louis, Illinois, WJCE-FM, Russellville, Kentucky, KMEZ-FM, Belle Chasse, Louisiana, WSMB(AM), New Orleans, Louisiana, WLMG-FM, New Orleans, Louisiana, WWL(AM), New Orleans, Louisiana, KPNT(FM), Sainte Genevieve, Missouri, WBEN(AM), Buffalo, New York, WMJQ-FM, Buffalo, New York, WWKB(AM),
Buffalo, New York, WKSE-FM, Niagara Falls, New York, WGBI(AM), Scranton, Pennsylvania, WGGY(FM), Scranton, Pennsylvania, WILK(AM), Wilkes Barre, Pennsylvania, WKRZ-FM, Wilkes Barre, Pennsylvania, WOGY-FM, Germantown, Tennessee, WJCE(AM), Memphis, Tennessee, WRVR-FM, Memphis, Tennessee, WLAC(AM), Nashville, Tennessee, and WLAC-FM, Nashville, Tennessee (collectively, the "Radio Stations"); (ii) operates pursuant to local marketing agreements listed on Schedule 1.1(c)(1) (the "LMAs") Television Station KRRT(TV), Kerrville, Texas and Radio Station WXPX(AM), West Hazelton, Pennsylvania (collectively, the "LMA Stations"); (iii) sells advertising time pursuant to joint sales agreements listed on Schedule 1.1(c)(2) (collectively, the "JSAs") with respect to Radio Stations WGR(AM), Buffalo, New York, WWWS(AM), Buffalo, New York and WWSH(FM), Pittston, Pennsylvania (collectively, the "JSA

Stations"); and (iv) holds an option pursuant to that certain option agreement listed on Schedule 1.1(c)(3) (collectively, the "Station Options") to purchase the assets or stock of Keymarket of South Carolina, Inc., a South Carolina corporation ("KMSC"), which owns Radio Stations WFBC(AM), Greenville, South Carolina, WFBC-FM, Greenville, South Carolina, and WORD(AM), Spartanburg, South Carolina (collectively, the "Option Stations"; the TV Stations and the Radio Stations and any LMA Station or any Option Station that is purchased by Seller prior to the Closing Date or any other television or radio station that is purchased by Seller as contemplated in Schedule 2.2(a)(1), or with the consent of Buyer, are hereinafter collectively referred to as the "Owned Stations" and individually as an "Owned Station"; the Owned Stations together with the LMA Stations are hereinafter collectively referred to as the "Stations" and individually as a "Station"); and

         WHEREAS, Seller owns all of the issued and outstanding stock of Sandia Peak Broadcasters, Inc., a Delaware corporation ("Sandia"), a 40% general partnership interest in Twin Peaks Radio, a New Mexico general partnership ("Twin Peaks"), and a 1% general partnership interest in Twin Peaks Radio License Partnership, a Missouri general partnership ("Twin Peaks License Partnership") (collectively, the "RCB Twin Peaks Equity Interest"), with the remaining 60% general partnership interest in Twin Peaks Radio being owned by Sandia and the remaining 99% general partnership interest in Twin Peaks License Partnership being owned by Twin Peaks Radio; and Twin Peaks Radio owns certain assets in connection with the business and operations of, and Twin Peaks License Partnership holds certain FCC licenses for, Radio Stations KZSS(AM), Albuquerque, New Mexico, KZRR(FM), Albuquerque, New Mexico and KLSK(FM), Santa Fe, New Mexico (collectively, referred to herein as the "New Mexico Stations"); and pursuant to the terms of the Group I Option Agreement (as defined below), Buyer will receive an option to acquire the RCB Twin Peaks Equity Interest (although none of the assets of the New Mexico Stations shall be transferred hereunder, for purposes of the representations and warranties set forth in this Agreement, the New Mexico Stations shall be deemed to be "Radio Stations" and the assets of the New Mexico Stations that are of the same type as those described in Section 1.1 hereof shall be deemed to be "Station Assets"); provided, however, to the extent Seller has sold the New Mexico Stations or the RCB Twin Peaks Equity Interest prior to Closing, no representations or warranties shall be made hereunder or under the Group I Option Agreement with respect to the New Mexico Stations or the RCB Twin Peaks Equity Interest as contemplated hereunder, and Buyer acknowledges and agrees that it waives its right to acquire the RCB Twin Peaks Equity Interest under the Group I Option Agreement and Seller shall have no obligation to sell, and Buyer shall have no obligation to purchase, the RCB Twin Peaks Equity Interest.

         WHEREAS, Seller owns certain assets (the "Columbus Assets") used in connection with the business and operations of WSYX(TV), Columbus, Ohio (the "Columbus Station"), and pursuant to the terms of the Columbus Option Agreement (as defined below), Buyer will receive an option to acquire certain of the assets owned by Seller relating to the Columbus Station, including the License Assets (as defined below) relating to the Columbus Station; although certain assets of the Columbus Station are listed on the Schedules hereto, none of such assets will be transferred hereunder; for purposes of the representations and warranties, indemnification provisions and Sections 2.2 and 8.10 of this Agreement, the Columbus Station shall be deemed to be a "TV Station" and the Columbus Station Assets (such term, when used herein, to have the meaning set forth in the Columbus Option Agreement) shall be deemed to be "Station Assets"); notwithstanding anything to the contrary herein, the Columbus Station shall be deemed to be included in Section 2.2 hereof for purposes of calculating prorations and adjustments, accordingly, prorations and adjustments relating to the Columbus Station shall be made on the dates set forth in Section 2.2 hereof and shall not be made under the Columbus Option Agreement, except as set forth in Section 2.5 thereof; and

         WHEREAS, Seller desires to sell, assign and transfer, and Buyer desires to acquire, (i) certain assets used or held for use in connection with the operation of the Owned Stations described in more detail below (other than the assets specifically excluded as provided in this Agreement) and (ii) all of the rights of Seller under each LMA, each JSA and each Station Option and all other assets of Seller used or held for use in connection with any LMA Station and any JSA Station;

         NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

                                    ARTICLE I

                               TRANSFER OF ASSETS
                               ------------------

          1.1 Transfer of Assets. Upon and subject to the terms and conditions stated in this Agreement, on the Closing Date (as defined in Section 2.3 hereof), Seller shall convey, transfer and deliver to Buyer, and Buyer shall acquire from Seller, all of Seller's right, title and interest in and to all of the assets and properties of Seller, real and personal, tangible and intangible, which are owned and used by Seller in connection with the business and operations of the Owned Stations, including, without limitation, rights under contracts and leases, real and personal property, plant and equipment, inventories and intangibles, contracts, rights and other assets owned by Seller relating to the LMA Stations and the JSA Stations; the Station Options, but excluding the Excluded Assets described in Section 1.2 hereof.

         The rights, assets, property and business of Seller with respect to the Stations to be transferred to Buyer pursuant to this Section 1.1 are hereinafter referred to as the "Station Assets." The Station Assets include the following, except to the extent excluded pursuant to Section 1.2:

                 (a) Tangible Personal Property. All equipment, vehicles, furniture, office materials and supplies, spare parts and other tangible personal property of every kind and description owned as of the date of this Agreement by Seller and used in connection with the business and operations of any Station, or any JSA Station, including, without limitation, those shown on
Schedule 1.1(a) to this Agreement, and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date, but excluding all such property which is consumed, retired or disposed of by Seller in the ordinary course of its business between the date of this Agreement and the Closing Date or as otherwise permitted by this Agreement.

                 (b) Real Property. (i) Certain real property owned by Seller listed on Schedule 1.1(b) to this Agreement (the "Real Property"); (ii) all buildings, structures, improvements and transmitting towers and other fixtures thereon (the "Real Property Improvements") owned by Seller and used in the business and operations of any Station or any JSA Station; (iii) the leaseholds and other interests in real property held by Seller (the "Leasehold Interests") listed and so designated on Schedule 1.1(b) to this Agreement; and (iv) real property, and all buildings, structures and improvements thereon and leasehold interests that are acquired by Seller between the date hereof and the Closing Date.

                 (c) LMA, JSAs and Option Agreements. All agreements to which Seller is a party for the (i) local management of any LMA Station that are listed on Schedule 1.1(c)(1) to this Agreement, (ii) joint sales of advertising time on any JSA Station that are listed on Schedule 1.1(c)(2), (iii) purchase of any Option Station that are listed on Schedule 1.1(c)(3) to this

Agreement, each to the extent unperformed as of the Closing Date, and agreements of Seller entered into in the ordinary course of business between the date hereof and the Closing Date for the local management of, joint sales of advertising time on, or purchase of, any television or radio station.

                 (d) Program Contracts. All program licenses and contracts listed on Schedule 1.1(d), together with any usage reports, under which Seller is authorized to broadcast film or radio product or programs on any Station, other than the Excluded Contracts (as defined in Section 1.2(d)), together with all program licenses and contracts that will have been entered into by Seller in the ordinary course of business, between the date of this Agreement and the Closing Date, and all other program licenses and contracts entered into between the date of this Agreement and the Closing Date the making of which by Seller is permitted by this Agreement, to the extent existing as of the Closing Date (collectively, the "Program Contracts").

                 (e) Other Contracts. All contracts relating to any Station, any JSA Station to which Seller, any Owned Station is a party, including trade or barter arrangements (in addition to and not included in those set forth in Sections 1.1(b), 1.1(c) and 1.1(d) hereof) (collectively, "Other Contracts"), including all agreements, equipment leases and other leases listed on Schedules 1.1(e) and 3.10 (and on the list of employment agreements delivered to Buyer pursuant to Section 3.10) (as may be entered into, amended, renewed or extended pursuant to Section 5.1) to this Agreement, together with all such contracts that will have been entered into by any Owned Station, by Seller or any JSA Station in the ordinary course of business between the date of this Agreement and the Closing Date, and all such other contracts that will have been entered into by any Owned Station, by Seller relating to any Station or any JSA Station between the date of this Agreement and the Closing Date, the making of which by Seller is permitted by this Agreement to the extent existing as of the Closing Date. As used in this Agreement, "Contract" means any agreement, lease, arrangement, commitment or understanding, written or oral, expressed or implied, to which an Owned Station, or Seller with respect to any Station or any JSA Station, is a party or is bound.

                 (f) Trademarks, Etc. All trademarks, service marks, patents, trade names, jingles, slogans and logotypes owned and used by Seller in connection with the business and operations of any Owned Station or owned and used by Seller in connection with the business and operations of any LMA Station or any JSA Station as of the date hereof, listed on Schedule 1.1(f) to this Agreement as well as any others acquired by Seller in connection with the operation of any Owned Station, any LMA Station or any JSA Station between the date hereof and the Closing Date (collectively, "Trademarks, Etc.").

                 (g) Programming Copyrights. All program and programming materials and elements of whatever form or nature owned by Seller and used in connection with the business and operations of any Station as of the date hereof, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common law and statutory copyrights owned by or licensed to Seller and used in connection with the business and operations of any Station, including, without limitation those set forth on Schedule 1.1(g) to this Agreement together with all such programs, materials, elements and copyrights acquired by Seller between the date hereof and the Closing Date (collectively, the "Programming Copyrights").

                 (h) Files and Records. All files and other records of Seller relating solely to the business and operations of any Station, any JSA Station, any Option Station and any other Station Assets prior to the Closing, other than account books of original entry and such files and records that are maintained at the corporate offices of Seller's general partner for tax and accounting purposes.

                 (i) Prepaid Items. All deposits and prepaid expenses of Seller with respect to items that are prorated in Section 2.2 below.

                 (j) Financial Statements, Books and Records. Copies of all financial statements (whether internal, compilation, reviewed or audited), including all books, records, accounts, checks, payment records, tax records (including payroll, unemployment, real estate and other tax records) and other such similar books and records, of Seller (or, to the extent Seller owns such materials, of any previous owner) with respect to any Owned Station for the three (3) fiscal years immediately preceding the date hereof in the case of any Owned Station that has been owned by Seller for a period of three years or more and for which such financial statements have been prepared prior to the date hereof and for each of the years (under three years) to the extent reasonably available to Seller in the case of Owned Stations that have been owned by Seller for a period of less than three years prior to the date hereof and all interim periods following the date hereof through and including the Closing.

                 (k) Agreements for Sale of Time. All orders and agreements now existing or entered into by the Stations or by

Seller relating to the Stations, the LMA Stations or the JSA Stations in the ordinary course of business between the date hereof and the Closing Date for the sale of advertising time on the Stations, the LMA Stations or the JSA Stations to the extent unperformed as of the Closing Date.

                 (l) News Materials. All news files, archives, tapes, and other materials stored or used by Seller relating to the news operation of the Owned Stations and owned by Seller relating to the news operation of the LMA Stations, including, but not limited to, any raw film footage and other similar materials, existing as of the date of this Agreement and through the Closing Date, except for any such materials that may be disposed of or consumed in the ordinary course of business.

                 (m) Television Affiliation Agreements, NewVenco and Alliance. All television network affiliation agreements relating to the Stations (the "Affiliation Agreements"), as listed on Schedule 1.1(m), if any, together with all television Affiliation Agreements that will have been entered into by Seller in the ordinary course of business between the date hereof and the Closing Date, and any interest set forth in Schedule 1.1(m) relating to NewVenco, Inc. and Television Alliance Group, Inc. in connection with the applicable affiliation agreement, if any, but excluding any such interest relating to the Columbus Station (the "Other Assets").

                 (n) Other Assets. All of the assets listed on Schedule 1.1(n) and, except to the extent referenced in Section 1.2(f) below, all of the assets owned by Seller relating to the business and operations of the LMA Stations and the JSA Stations.

            1.2 Excluded Assets. Buyer hereby acknowledges and agrees that there shall be excluded from the Station Assets and retained by Seller, to the extent in existence on the Closing Date, the following assets (the "Excluded Assets"):

                 (a) Personal Property Disposed Of. All tangible personal property disposed of or consumed in the ordinary course of the business of Seller between the date of this Agreement and the Closing Date.

                 (b) Insurance, Bonds, Etc. All contracts of insurance and all insurance plans and the assets thereof and all bonds, letters of credit or similar items and any cash surrender value in regard thereto.

                 (c) Claims. Any and all claims of Seller with respect to transactions occurring prior to the Closing Date, including, without limitation, rights and interests of Seller in and to any claims for tax refunds (including, but not limited to, federal, state or local franchise, income or other taxes) and all causes of action and claims of Seller under contracts and with respect to other transactions with respect to events occurring prior to the Closing Date and all claims for other refunds of monies paid to any governmental agency and all claims for copyright royalties for broadcast prior to the Closing Date.

                 (d) Certain Contracts. The agreements listed on Schedule 1.2(d) hereof and the Leases and the Subleases (as defined in Section 7.5 hereof) (the "Excluded Contracts").

                 (e) Certain Books and Records. Seller's partnership recrds and other books and records that pertain to internal partnership matters of Seller and Seller's account books of original entry with respect to any Station, any JSA Station, any Option Station and any other Station Assets, and all original accounts, checks, payment records, tax records (including payroll, unemployment, real estate and other tax records) and other similar books, records and information of Seller relating to Seller's operation of the business of any Station, any JSA Station, any Option Station and any other Station Assets prior to Closing, with the proviso that Buyer shall receive on the Closing Date and be allowed to maintain copies of all such records relating to any Station, JSA Station, Option Station or other Station Assets and/or upon a written request for same shall be allowed further access to all excluded records to the extent retained by Seller, at all reasonable times for a period of three (3) years after the Closing Date.

                 (f) License Assets. All (i)(1) licenses and (2) antennae, transmitters, engineering equipment, etc., which are necessary and required by the Federal Communications Commission (the "FCC") or otherwise and as referenced on Schedule 1.2(f) hereof (and which are included in the Option Agreements referred to in Sections 7.7 and 8.5 hereof), for the proper, legal and effective operation of any Owned Station as a broadcast facility, (ii) FCC authorizations of Seller or River City License Partnership, a Missouri general partnership ("Licensee"), all of which have been transferred to, or are held by, Licensee with respect to any Owned Station and are referenced on Schedule 1.2(f), and all applications therefor, together with any renewals, extensions, or modifications thereof and additions thereto (the "FCC Authorizations"), (iii) all real property owned by Seller referenced on Schedule 1.2(f) to this Agreement, and all buildings, structures and improvements thereon, used in the business and operations of any Station or any JSA Station and all other leaseholds and other interests in real property held by

Seller referenced on Schedule 1.2(f) to this Agreement and real property, and all buildings, structures and improvements thereon (the "Excluded Real Property"), (iv) interests in certain entities referenced on Schedule 1.2(f),
(v) call signs referenced on Schedule 1.2(f), (vi) retransmission consent agreements referenced on Schedule 1.2(f), (vii) other assets and contracts referenced on Schedule 1.2(f) and (viii) FCC logs and other FCC- related records that relate to the operations of the Stations ((i)-(viii) above, together with any other items more particularly described and defined in the Option Agreements as "License Assets" are sometimes collectively referred to herein as "License Assets").

                 (g) Group I Receivables. Except as set forth in Section 10.20, all notes and accounts receivable and other receivables of Seller relating to or arising out of the operation of any Station or any JSA Station prior to Closing, including, without limitation, under network affiliation agreements (collectively, the "Group I Receivables" and together with the "Columbus Receivables," which term when used herein shall have the meaning assigned to such term in the Columbus Option Agreement, the "Receivables").

                 (h) Certain Prepaid Expenses. The deposits and prepaid expenses of Seller with respect to the items that are not subject to adjustment under
Section 2.2 hereof.

                 (i) Cash. All cash, cash equivalents and cash items of any kind whatsoever, certificates of deposit, money market instruments, bank balances, and rights in and to bank accounts, Treasury bills and marketable securities and other securities of Seller.

                 (j)  Pension  Assets,  Etc.  Except as  otherwise  provided  in
Section 10.3, pension, profit sharing, retirement, bonus, stock purchase, savings plans and trusts, 401(k) plans, health insurance plans (including any insurance contracts or policies related thereto), and the assets thereof and any rights thereto, and all other plans, agreements or understandings to provide employee benefits of any kind for employees of Seller.

                 (k) River City Name. All rights to and goodwill in the name "River City Broadcasting" or any logo, variation or derivation thereof.

                 (l)  Interests  in  Certain   Subsidiaries.   All  of  Seller's
interests in the subsidiaries of Seller described on Schedule 1.2(l).

                 (m) Columbus Station Assets. The assets owned by Seller relating to the Columbus Station, including without limitation, those which are the subject of the Columbus Option Agreement.

                 (n) Goodwill. All of Seller's goodwill in and going concern value associated with the Stations.

           1.3 Liabilities. (a) Liens. The Station Assets shall be sold and conveyed to Buyer free and clear of all liens, security interests and encumbrances except (i) all matters of record including, without limitation, those matters disclosed on Schedules 1.3 and 3.6 hereto as "continuing" and, including, without limitation, the rights of lessors with respect to any leasehold interests in real property or operating leases for personal property as disclosed in Schedules 1.1(b) and 1.1(e); (ii)(1) liens or encumbrances on the Real Property, Real Property Improvements and Leasehold Interests, currently of record; and (2) other liens or encumbrances on the Real Property, Real Property Improvements and Leasehold Interests included in the Station Assets that with respect to clause (ii)(2) hereof do not materially affect the value or the current or continued use and enjoyment (to the extent such continued use and enjoyment conforms with current use and enjoyment) thereof in the operation of the Station Assets; (iii) liens for taxes not yet due and payable; and (iv) the Assumed Liabilities (as hereinafter defined) (all of the foregoing in clauses
(i) through (iv) are  sometimes  collectively  referred to herein as  "Permitted
Encumbrances" but shall be deemed to exclude any judgment liens, mortgages, capital leases or security interests or trust arrangements providing for similar effect (including, without limitation, purchase money mortgages or purchase money interests granted by Seller in favor of any third party securing obligations for borrowed money)).

         (b) Assumption of Liabilities. (i) Buyer agrees that, on the Closing Date, Buyer shall assume, undertake and agree to pay, satisfy, perform, discharge and be liable for and Seller shall not be liable for (1) the liabilities and obligations of Seller as the same shall exist on the Closing Date that arise out of and related to the ownership and operation of the Station Assets (including under the contracts assigned pursuant to Sections 1.1(b), (c),
(d), (e) and (m), including the collective  bargaining  agreements referenced on
Schedule 3.10, and any contracts that are entered into after the date hereof as permitted by this Agreement and those liabilities and obligations referred to in
Section 10.3 hereof) on and after the Closing Date; (2) any liability or obligation of Buyer for any federal, state or local income or other taxes or, to the extent of any prorations pursuant to Section 2.2 hereof, for real estate or payroll taxes attributable to any period of time on or after the Closing Date and any liability or obligation for real estate and payroll taxes of Seller to the extent a proration was provided for in Section 2.2 hereof attributable to the period of time prior to the Closing; (3) any liability or obligation to any former employee of Seller who has been hired by Buyer, including any employee of any Station or any JSA Station who has been hired by Buyer, attributable to any period of time on or after the Closing Date; (4) any liability or obligation arising out of any litigation, proceeding or claim by any person or entity relating to the business or operations of any Station, JSA Station or any of the Station Assets with respect to any events or circumstances that happen or exist on or after the Closing Date; (5) any severance or other liability arising out of the termination of any employee's employment with or by Buyer on or after the Closing Date; and (6) any duty, obligation or liability relating to any pension, 401(k) or other similar plan, agreement or arrangement provided by Buyer to any employee or former employee of Seller on or after the Closing Date (all of the foregoing, together with other liabilities or obligations expressly assumed by Buyer hereunder, are referred to herein collectively as the "Assumed Liabilities").

                           (ii) Buyer shall  not  assume  or  be  liable for (1)
any liability or obligation arising out of the management, operation or sales or other obligations in connection with any LMA Station or any JSA Station, or any of the Station Assets or the License Assets prior to the Closing Date (except for the Assumed Liabilities); (2) any liability or obligation under any contracts not (except for Assumed Liabilities) expressly assumed by Buyer hereunder (subject to Section 1.3(c) below with respect to Consent Contracts);
(3) any liability or obligation of Seller for any federal, state or local income or other taxes (subject, in the case of real estate or payroll taxes, to the proration provided for in Section 2.2 hereof) attributable to any period of time prior to the Closing; (4) any liability or obligation with respect to the Excluded Contracts; (5) any liability or obligation to any employee or former employee of Seller attributable to any period of time prior to the Closing Date (except as otherwise set forth herein); and (6) any liability or obligation of Seller arising out of any litigation, proceeding or claim by any person or entity relating to the Station Assets with respect to events or circumstances that happened or exist prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date. It is agreed and understood by the Parties that the post-closing liability of Seller to Buyer is limited in the manner described in
Section 9.4 hereof and shall be paid
solely through the mechanism of the off-set against the Option Exercise Price as more specifically described in Section 9.4 hereof. All liabilities and obligations arising out of the Station Assets that do not constitute Assumed Liabilities shall be retained by Seller and are referred to herein as "Retained Liabilities".

         To the extent, if any, Seller makes a payment to Buyer as a result of any proration or adjustment pursuant to Section 2.2 hereof, Buyer shall then assume and shall be obligated to pay such obligations and liabilities for which such proration or adjustment was made pursuant to Section 2.2.

         (c) Consents to Contracts. (i) If any required approval of or consent to the transfer and assignment to Buyer of any contract or equity interest included in the Station Assets is not obtained on or before the Closing Date, obtaining such consent shall not constitute a condition precedent to Buyer's obligations to close hereunder. Unless Buyer otherwise requests of Seller, all such contracts shall be assigned on the Closing Date. If Buyer requests, Seller shall retain such contracts in respect of which consents have not been obtained (the "Consent Contracts") until the earlier of (1) the expiration thereof (without any extension thereunder) and (2) the later of the final Option Closing Date (as defined in the Group I Option Agreement) and the Columbus Option Closing Date (as defined in the Columbus Option Agreement), or to the extent any such Consent Contract does not relate to the Stations, Seller shall retain such Consent Contract until the earlier of (1) the expiration thereof (without any extension thereunder) and (2) until the Columbus Option Closing Date (as defined in the Columbus Option Agreement). Buyer agrees that on such date, Seller will assign to Buyer, and Buyer will assume from Seller, such Consent Contracts that have not yet been transferred to Buyer regardless of whether consent has been obtained in connection therewith, all without any liability or obligation of Seller. Between the Closing Date and the date on which such Consent Contract is assumed as set forth above in this paragraph, to the extent requested by Buyer, Seller shall use its commercially reasonable efforts to obtain all required consents (which, except as provided in clause (c)(ii) below shall not require the expenditure by Seller of any expenses, except for ministerial processing fees in connection with assignment of such contracts as set forth in such contracts and Seller's out-of-pocket expenses to its attorney or other agents incurred in connection with obtaining such consents). To the extent Seller is unable to obtain such consents, Seller shall retain such Consent Contract, and Buyer shall, by making payments to Seller (which Seller shall then pay to the contracting party under such Consent Contract), pay, satisfy, perform and discharge Seller's liabilities and obligations in connection with the Consent Contracts which are related to the period on or after the Closing Date, and Buyer shall indemnify and hold Seller harmless with respect to any other liabilities which arise with respect to the Consent Contracts which are related to the period on or after the Closing Date, including, without limitation, liabilities that arise due to the assignment of such Consent Contracts to Buyer or the retention by Seller of such Consent Contracts and the use thereof by Buyer, without consent. Such liabilities and obligations in connection with the Consent Contracts shall also constitute "Assumed Liabilities" for purposes of this Agreement.

         (ii) If as a condition to the grant of consents to the real property leases set forth on Schedule 1.1(b), the party to such lease whose consent is required requires any cash payment to be made or any changes under such lease resulting in material increases in the economic terms thereunder (collectively "Consent Costs"), Seller shall be responsible for the first $150,000 (with respect to any such single lease) and $300,000 (with respect to all such leases collectively) of Consent Costs. Buyer shall be responsible for the next $150,000 (with respect to any single lease) and $300,000 (with respect to such leases collectively) of Consent Costs. With respect to the Consent Costs in excess of such amounts, Seller and Buyer will each bear one half. The parties agree to negotiate in good faith with respect to changes under leases that result in material increases in the economic terms thereunder. The parties agree to promptly notify the other, and to maintain a record, with respect to all Consent Costs requested, and paid by either party. Nothing herein shall be construed to limit Buyer's obligation to accept as a condition to the grant of such consents the imposition of any reasonable non-economic changes under the applicable contracts.

                                    ARTICLE 2

                                PURCHASE; CLOSING

         2.1 Purchase Price. In consideration of Seller's performance of this Agreement and the transfer and delivery of the Station Assets to Buyer at the Closing, (a) Buyer will pay to Seller Eight Hundred Four Million Two Hundred Nine Thousand Two Hundred Ninety Five Dollars ($804,209,295) (the "Cash Purchase Price"), plus or minus the amount of any adjustments made pursuant to Section
2.2 below and (b) Buyer will issue to Seller the number of shares of Series A Exchangeable Preferred Stock of Buyer, par value $.01 per share, having an aggregate Agreed Value (as defined in the Articles Supplementary referred to below) as of the Closing Date of One Hundred Fifteen Million Dollars

($115,000,000) (the "Exchangeable Preferred Stock"), which shares shall be exchangeable after the Closing, on the terms and conditions set forth herein, into an equivalent number of shares of Buyer's Series B Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), having an aggregate Agreed Value (as defined in the Articles Supplementary referred to below) of $115,000,000 (the "Stock Purchase Price," and together with the Cash Purchase Price, collectively, the "Purchase Price").

          The Convertible Preferred Stock shall be issued by Buyer in exchange for the Exchangeable Preferred Stock immediately after the filing by Buyer with the Maryland Department of Assessments and Taxation, as contemplated by Section
10.4 hereof, of an amendment of Buyer's charter, which shall be in the form of the Amended Charter (as defined below). The shares of Convertible Preferred Stock to be issued by Buyer in exchange for the Exchangeable Preferred Stock hereunder shall be convertible, in the aggregate, into Four Million One Hundred Eighty-One Thousand Eight Hundred Eighteen (4,181,818) shares of Buyer's Class A Common Stock, par value $.01 per share ("Buyer Common Stock"), subject to adjustment upon any split, reorganization, recapitalization, combination or dividend and certain other events affecting the Common Stock of Buyer prior to the Closing as described in Schedule 2.1(a) (the "Anti-Dilution Adjustments") and subject to such other adjustments from and after the Closing as may be set forth in the Articles Supplementary.

         The Exchangeable Preferred Stock shall have the designations, preferences and relative participating, optional and other special rights and qualifications, limitations and restrictions as set forth in the Articles Supplementary to Buyer's existing charter, which shall be in the form of the Articles Supplementary attached as Exhibit 2.1(b) hereof (the "Articles Supplementary").

         The Convertible Preferred Stock shall have the designations, preferences and relative participating, optional and other special rights and qualifications, limitations and restrictions as set forth in the Articles Supplementary.

         At the Closing, Buyer will assume the Assumed Liabilities. The Cash Purchase Price shall be paid by Buyer to Seller on the Closing Date, except as otherwise provided in the following paragraph, by wire transfer of immediately available federal funds in United States dollars to such bank accounts as are designated by Seller on or prior to the Closing Date.

         In the event that the Buyer elects to extend the Termination Date for Extended Periods (as defined herein) pursuant to Section 2.3(d) hereof, the Cash Purchase Price shall be increased by Ten Million Dollars ($10,000,000) for each such Litigation Extended Period and Five Million Dollars ($5,000,000) for the Cure Extended Period, and Buyer shall be required to pay to Seller such additional Cash Purchase Price, in increments of Ten Million Dollars ($10,000,000), on the first day of each such Litigation Extended Period and Five Million Dollars ($5,000,000) on the first day of the Cure Extended Period, by wire transfer of immediately available federal funds in United States dollars to such accounts as are designated by Seller; provided that to the extent the final Extended Period is to be for less than 30 (in the case of a Litigation Extended Period) or 15 (in the case of the Cure Extended Period) days, as provided for in
Section 2.3(d) below, such $10,000,000 or $5,000,000, as applicable, amount payable with respect to such Extended Period shall be reduced by an amount equal to the product of (a) a fraction whose numerator is equal to the difference between 30 (in the case of a Litigation Extended Period) or 15 (in the case of a Cure Extended Period) and the number of days in such final Extended Period, and whose denominator is 30 (in the case of a Litigation Extended Period) or 15 (in the case of the Cure Extended Period), multiplied by (b) $10,000,000 (in the case of a Litigation Extended Period) and $5,000,000 (in the case of a Cure Extended Period). Such payments to extend the Termination Date shall be retained by Seller irrespective of whether Closing occurs hereunder and shall be non-refundable to Buyer except to the extent expressly set forth in Section 10.2(c). To the extent that the Closing occurs on a Closing Date prior to the expiration of a then current Extended Period, the Purchase Price shall be subject to further adjustment as provided in Section 2.2(a)(vii) hereof.

         2.2 Adjustments.

                 (a) (i) Operations. The items set forth in this Section 2.2(a) relating to the operation of the Owned Stations, and to the management, operations, sales or other obligations, as applicable, in connection with the LMA Stations and the JSA Stations, and the income, expenses and liabilities attributable thereto through 11:59 p.m. on the Closing Date (the "Adjustment Date") shall be for the account of Seller and, thereafter, for the account of Buyer, and shall be prorated accordingly. Items including, but not limited to, power and utilities charges, ad valorem property taxes upon the basis of the most recent assessment available, business and license fees, charges for utilities, water/sewer and natural gas, time sales agreements, property and equipment rentals, commissions, wages, payroll taxes, accrued vacation pay of employees of Seller who are hired by Buyer(all such vacation pay accrued prior to the Closing Date to be the responsibility of Seller), and rents and similar prepaid and deferred items, shall be prorated between Seller and Buyer, the proration to be made as of the Adjustment Date. There shall be no prorations and/or adjustments with respect to any sick leave and personal days accrued on or prior to the Closing Date by any employees of Seller, and the Buyer shall assume and be responsible for all liabilities in respect thereof. All special assessments and similar charges or liens imposed against the Real Property, Leasehold Interests or Real Property Improvements in respect of any period of time through the Adjustment Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Date shall be the responsibility of Buyer and shall be adjusted as required hereunder.

                           (ii)   Trades.   All   trade,   barter   or   similar
arrangements for the sale of advertising time other than for cash (with the exception of film or program barter agreements and media barter agreements) ("Trades") shall be prorated between Buyer and Seller as of the Adjustment Date. If, on the Closing Date, the aggregate value of the performance obligations of the Stations on or after the Closing Date under all such Trades, less the aggregate value of the goods, services or other items to be received thereunder on or after the Closing Date, exceeds (1) $50,000 for any Station, or (2) $250,000 in the aggregate for all Stations, then Buyer shall receive a credit against the Cash Purchase Price for the amount of such excess relating to the Stations. If on the Closing Date, the aggregate value of the goods, services or other items to be received on or after the Closing Date less the aggregate value of the performance obligation of the Stations on or after the Closing Date exceeds (1) $50,000 for any Station, or (2) $250,000 in the aggregate for all Stations, then the Cash Purchase Price shall be increased by the amount of such excess. Trades shall be valued in accordance with the valuation method currently used by Seller, which for purposes of the preceding sentence, means that the liability for performance obligations shall be valued according to the applicable Station's prevailing rates as of the Closing Date, and goods, services or other items being received shall be valued based on the fair market value of such goods, services or other items on the Closing Date with respect to the Stations. There shall be no other proration or adjustment with respect to Trades, and there shall be no proration or adjustment with respect to any film or program barter agreements, media barter agreements or program contracts all of which (except for the Add Back

Programming Liabilities) shall be assumed by Buyer as part of the Assumed Liabilities.

                           (iii)  Station  Options  and Other  Acquisitions  and
Transactions. To the extent that prior to the Closing Date (1) any Station Option is consummated, or (2) Seller acquires any other television or radio station or has entered into or enters into any other transaction contemplated in
Schedule 2.2(a)(1), the Cash Purchase Price shall be increased by (A) the non-recurring out-of-pocket costs incurred by Seller with respect to the consummation of the Station Options and (B) the corresponding amount relating to such other television or radio station as set forth in Schedule 2.2(a)(1), or if not listed therein, as may be agreed to by the parties hereto, plus the non-recurring out-of-pocket costs incurred by Seller with respect to the consummation of such other acquisition or transaction. To the extent that Seller has not consummated the acquisitions contemplated on Schedule 2.2(a)(1) but has made any deposits in respect thereof, the Cash Purchase Price shall be increased by the amount of each such deposit. To the extent that the Station Options have not been consummated on or before the Closing Date, the Cash Purchase Price shall be decreased in the amount of the Option Price, as adjusted, as set forth in Section 1(c) of the Option Agreement listed on Schedule 1.1(c)(3), as amended, in connection with the assumption of the Station Options by Buyer hereunder.

                           (iv) Rich JSA. To the extent that,  as of the Closing
Date, WWWS(AM) and WGR(AM), Buffalo, New York have not yet been sold by Rich Communications Corporation ("Rich") and Seller has not received the amount that would otherwise be payable by Rich to Seller under Section 13 of the Joint Sales Agreement with Rich listed on Schedule 1.1(c)(2) hereof if such stations had been sold by such date, the Cash Purchase Price shall be increased by such amount.

                           (v) Other.  The Cash Purchase Price shall be adjusted
in accordance with Schedule 2.2(a)(v).

                           (vi) Bock  Note.  The Cash  Purchase  Price  shall be
increased by $34,376.90 in connection with the assignment of the Promissory Note dated September 13, 1995 in favor of Seller made by Eric J. Bock, Guy W. Bock and Susan Bock-Dean, which is being endorsed (without recourse to Seller) to Buyer hereunder.

                           (vii) Payment for Extended Period.  The Cash Purchase
Price shall be decreased by the amount equal to the product of (A) a fraction whose numerator is equal to the difference between 30 (in the case of a Litigation Extended Period) or 15 (in the case of a Cure Extended Period) and the number of days elapsed in the then-current Extended Period as of the Closing Date, if any, and whose denominator is equal to 30 (in the case of a Litigation Extended Period) or 15 (in the case of a Cure Extended Period), multiplied by
(B) $10,000,000 (in the case of a Litigation Extended Period) and $5,000,000 (in the case of a Cure Extended Period); provided that where an Extended Period is less than 30 (in the case of a Litigation Extended Period) or 15 (in the case of a Cure Extended Period) days, a corresponding adjustment shall be made based upon the number of days remaining in such Extended Period, the original number of days in such Extended Period and the additional Cash Purchase Price payment made in respect of such Extended Period under Section 2.1.

                           (viii)  Alliance.  The Cash  Purchase  Price shall be
increased by Twenty-Five Thousand Nine Hundred Sixty-Five Dollars and Seventy Cents ($25,965.70) as reimbursement for Seller's investment in Television Alliance Group, Inc.

                           (ix) New Mexico  Stations.  To the extent  Seller has
sold the New Mexico Stations or the RCB Twin Peaks Equity Interest prior to the Closing Date, the Cash Purchase Price for all of the Stations shall be reduced by the amount paid to Seller in connection therewith, minus (1) the non-recurring out-of-pocket costs incurred by Seller in respect of consummation of such sale, (2) the total amount of all federal, state and local taxes (other than income taxes) incurred in connection with such sale and (3) the total amount of all federal, state and local income taxes incurred by Sandia in connection with such sale. In connection with any such sale, Seller shall provide a certificate to Buyer as to the amount of the adjustment hereunder together with appropriate documentation supporting Seller's calculations.

                           (x)  $200,000.  The  Cash  Purchase  Price  shall  be
decreased by Two Hundred Thousand Dollars ($200,000).

                 (b) (i) Prorations Certificate. For the purpose of determining the prorations and adjustments required pursuant to Section 2.2(a), Seller shall deliver to Buyer, not less than three (3) days prior to the Closing Date, a certificate (the "Prorations Certificate"), to be signed at Closing by an appropriate official of Seller after due inquiry by such official, but without any personal liability to any such official, which specifies Seller's good faith determination of the dollar amount of the prorations and adjustments under
Section 2.2(a), including, without limitation, appropriate documentation supporting Seller's determinations and calculations under Section 2.2(a).

                           (ii) Pre-Closing Dispute; Escrow. If Buyer, acting in
good faith, does not agree with any amount set forth in the Prorations Certificate, then on or prior to the second business day prior to the Closing Date, Buyer may deliver to Seller a written report (the "Buyer's Estimate Report") setting forth in reasonable detail Buyer's good faith reasonable estimate(s) of the amount(s) with which Buyer disagrees. Any estimated amount which is set forth in the Prorations Certificate and as to which Buyer does not deliver its own estimate on or prior to such second business day will be the "estimated amount" of the prorations and adjustments under Section 2.2(a) (the "Adjustment Amount") on the Closing Date. In the case of any such estimated amount as to which Buyer delivers its own estimate, Seller and Buyer will endeavor in good faith to agree prior to the Closing on the appropriate amount of such estimate, and any amount so agreed upon by them in writing prior to the Closing will be the "estimated amount" of the Adjustment Amount on the Closing Date. In the case of any such estimated amount as to which Buyer delivers its own estimate and Seller and Buyer do not so agree, the estimate set forth in the Prorations Certificate will be the "estimated amount" of the Adjustment Amount, on the Closing Date, and at the Closing the difference (if any) between the amount of the Cash Purchase Price that would be determined using the amount set forth in the Prorations Certificate and the amount of the Cash Purchase Price determined using the estimated Adjustment Amount set forth in the Buyer's Estimate Report (such amount, the "Post-Closing Estimate Fund Deposit") will be transferred by Buyer to Magna Trust Company, St. Louis, Missouri or such other bank as mutually agreed to by the parties (the "Prorations Escrow Agent"), to be held by the Prorations Escrow Agent, pursuant to the Post-Closing Escrow Agreement substantially in the form of Exhibit 2.2(b) (with such changes as the Prorations Escrow Agent may request), and pending final determination of the disputed amount(s) in question pursuant to this Section 2.2(b) as set forth below, as a fund in escrow (the "Post-Closing Estimate Fund") to provide security for the payment of any additional amount which may be payable by Buyer pursuant to Section 2.1.

                           (iii)  Adjustment  at Closing.  At Closing,  the Cash
Purchase Price shall be decreased to the extent Seller owes Buyer funds or increased to the extent Buyer owes Seller funds, based upon the amount set forth in the Prorations Certificate herein.

                           (iv)  Closing Prorations Certificate.  Within one
hundred and twenty (120) days after the Closing Date, Buyer shall prepare a closing prorations certificate regarding prorations and adjustments required pursuant to Section 2.2(a) (the "Closing Prorations Certificate") as of the close of business on the

Adjustment Date and submit it to Seller for review. To the extent Seller does not agree with any amount set forth in the Closing Prorations Certificate, Seller shall deliver written notice of such disagreement to Buyer. Within one hundred and fifty (150) days after the Closing Date, final adjustments pursuant to Section 2.2 shall be determined, and any required refund or payment shall be made in accordance with subsection (vi) below on the basis of the Closing Prorations Certificate, subject to the provisions relating to disputes provided for herein. Upon acceptance, payment hereunder will be remitted within five (5) days thereafter. If any dispute arises over the amount to be refunded or paid, such refund or payment shall nonetheless be made to the extent such amount is not in dispute.

                           (v)  Post-Closing  Dispute.  If any dispute cannot be
resolved by Buyer and Seller or their respective independent public accountants within one hundred and eighty (180) days after the Closing Date, the disputed matters shall be referred to a mutually satisfactory independent public accounting firm of national stature which has not been employed by any party hereto for the two (2) years preceding the date of such referral; such firm to be selected by the independent public accountants of Seller and Buyer. The determination of such firm shall be conclusive and binding on each party and not subject to dispute or review. One-half of the fees of such firm shall be paid by Seller, and one-half shall be paid by Buyer.

                           (vi)  Disbursement of Post-Closing  Estimate Fund. If
any funds are transferred to the Prorations Escrow Agent to be held in the Post-Closing Estimate Fund, then any amount which becomes payable to Buyer or Seller pursuant to Section 2.2(b), together with interest accrued on such amount, will be paid to Buyer or Seller from the Post-Closing Estimate Fund, to the extent of the funds therein. If no funds are transferred to the Prorations Escrow Agent to be held in the Post-Closing Estimate Fund or the entire amount so transferred has theretofore been paid pursuant to this paragraph of Section 2.2(b), then any remaining amount payable to Seller pursuant to Section 2.2(b) will be paid by Buyer and any remaining amount payable to Buyer pursuant to
Section 2.2(b) will be paid by Seller. Any amount payable by Seller or Buyer pursuant to Section 2.2(b) (other than to the extent that funds are available from the Post-Closing Estimate Escrow to pay such amount) will bear interest at the prime or reference rate of interest announced by Chemical Bank as in effect from time to time, from the third business day after the adjusted Cash Purchase Price is determined in accordance with Section 2.2(b) through and including the date upon which such amount and all such interest are paid in full.

          2.3 The Closing. The closing of the transactions provided for in this Agreement (the "Closing") shall be held in the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036 or such other mutually agreeable location at 10:00 a.m. on a date (the "Closing Date") as shall be mutually agreed upon by Buyer and Seller which, subject to the other provisions of this Section 2.3, shall not be later than the date (the "Originally Scheduled Termination Date" and such date, as the same may be extended pursuant to, and subject to, the provisions of this Section 2.3, the "Termination Date") that is sixty (60) days after the date of this Agreement (unless such sixtieth day is not a business day in Maryland, in which case on the first business day thereafter) and, failing mutual agreement of the parties, the Closing Date shall be on such sixtieth day (or, if not a business day in Maryland, on the first business day thereafter); provided, however, that to the extent Seller is not able to deliver any item set forth in Section 2.4(a) by such sixtieth day, the Closing Date may be extended at Buyer's option without payment of any additional consideration by Buyer, for up to an additional fifteen (15) day period.

                 (b) Notwithstanding the foregoing, if on the Originally Scheduled Termination Date the condition precedent set forth in Sections 7.4 or
8.6 hereof has not been satisfied, either Buyer or Seller may elect to postpone the Originally Scheduled Termination Date for up to an additional thirty (30) days plus the number of days during the period from the date of this Agreement through the earlier of (1) the date on which Sections 7.4 and 8.6 hereof have been satisfied and (2) the Closing Date, during which the Federal Trade Commission or the Department of Justice closes due to an unscheduled shutdown (not including weekends or scheduled holidays) (together, the "Additional Period" and the number of days in such period being referred to herein as the "Additional Days"), and the Closing shall thereafter take place on a date specified by written notice from such party, which date shall be not less than five (5) days nor more than fifteen (15) days after the satisfaction of such condition precedent, but in no event later than the date which occurs a number of days after the Originally Scheduled Termination that is equal to the number of Additional Days.

                 (c) If at the end of such Additional Period, either condition precedent set forth in Section 7.4 or Section 8.6 has not been satisfied, either Buyer or Seller may terminate this Agreement and the provisions of Section 10.2 shall be applicable.

                 (d) To the extent that, as of the Originally Scheduled Termination Date (or, if applicable, as extended pursuant to

Section 2.3(b) hereof), (1) any injunction of a court or other governmental authority restrains or enjoins the consummation of the transactions contemplated hereby, or any proceeding of the sort falling within the provisions of Section
8.2 is pending, Buyer shall provide copies of the documentation relating thereto to Seller and Buyer may extend such Termination Date for additional thirty (30) day periods (or to the extent extended on or after December 2, 1996 for the lesser period to and including December 31, 1996) (each a "Litigation Extended Period") to and including December 31, 1996 or (2) Buyer has received notice from Seller as specified in the proviso in Section 10.1(a)(ii), Buyer may extend such Termination Date for an additional fifteen (15) day period (or to the extent extended on or after December 17, 1996 for the lesser period to and including December 31, 1996) (the "Cure Extended Period") and together with a Litigation Extended Period, sometimes hereafter referred to collectively as the "Extended Periods", as applicable and individually as an "Extended Period"). The right to extend the Termination Date pursuant to the preceding sentence shall only be available to Buyer to the extent Buyer delivers to Seller written notice (an "Extension Notice") on or prior to such Termination Date or any then current Extended Period, of Buyer's intent to extend the Termination Date and Buyer makes the payments referred to in Section 2.1 with respect to extension of the Termination Dates on the dates specified therein. During such Extended Period, Buyer may deliver written notice to Seller specifying that the Closing shall take place on a specified date, within the applicable Extended Period, which date shall not be less than five (5) business days from receipt of such notice by Seller.

                 (e) Notwithstanding anything to the contrary set forth in Articles 7, 8 or 10, or otherwise herein, Buyer agrees that, if the Termination Date has been extended by Buyer pursuant to Section 2.3(d), then

                           (1) Sections  8.2,  8.4, 8.6 and 8.10 shall be deemed
                  to have been satisfied as of the date Buyer elects to extend the Termination Date and shall thereafter no longer constitute conditions precedent to Buyer's obligation to close hereunder;

                           (2) On the Originally Scheduled Termination Date (or,
                  if applicable, as extended pursuant to Section 2.3(b) hereof), determination shall be made as to the satisfaction of the condition set forth in Section 8.1(a) (and, if such condition is satisfied, the general partner of Seller shall deliver to Buyer a certificate of the general partner of Seller certifying to the fulfillment of such condition) and if such condition is satisfied as of such date and such certificate is delivered, Section 8.1(a) (and the delivery of the certificate applicable thereto referred to in Section 8.1(c)) shall no longer constitute conditions precedent to Buyer's obligation to close hereunder and any determination of Seller's compliance with such representations and warranties for purposes of indemnification hereunder or under the Group I Option Agreement or the Columbus Option Agreement for purposes of indemnification thereunder shall be made only as of the Originally Scheduled Termination Date (or, if applicable, as extended pursuant to Section 2.3(b) hereof);

                           (3) No changes in the  representations and warranties
                  of Seller set forth herein that are attributable to the period after the Originally Scheduled Termination Date (or, if applicable, as extended pursuant to Section 2.3(b) hereof), shall be taken into account for purposes of determining whether the changes in the representations and warranties of Seller set forth herein would cause a Material Adverse Change pursuant to Section 7.7.

                           (4) Satisfaction of the conditions precedent set forth in Sections 8.1(b) (and the delivery of the certificate applicable thereto referred to in Section 8.1(c)), and delivery of documents to be delivered at Closing under Sections 8.5, 8.7, 8.8, 8.9 and 8.11, shall be determined as of the actual date of Closing;

                           (5) Satisfaction of the condition precedent set forth
                  in Section 8.3 shall be determined as of the actual date of Closing, except that such opinion may be modified to take into account circumstances arising after the Originally Scheduled Termination Date (or, if applicable, as extended pursuant to Section 2.3(b) hereof); and

                           (6) If the Buyer  elects to  extend  the  Termination
                  Date, thereafter until the Closing Date Seller covenants that it shall not negligently, grossly negligently, or intentionally and wrongfully take, or omit to take, any action that would cause Seller's representations and warranties hereunder or under the Group I Option Agreement or the Columbus Option Agreement to be breached; provided it is understood and agreed that this covenant shall be treated, as are all other covenants of Seller, as a covenant subject to
                  Section 8.1(b).

          2.4 Deliveries at Closing. All actions at the Closing shall be deemed to occur simultaneously, and no document or payment shall be deemed to be delivered or made until all documents and payments are delivered or made to the reasonable satisfaction of Buyer, Seller, and each of their respective counsel; provided, however, the execution and delivery of the Option Agreements and the Group I Time Brokerage Agreement, each more fully described below, will be deemed to occur immediately after the Closing of this Agreement.

                 (a) Deliveries by Seller at Closing. At the Closing, Seller shall deliver to Buyer such instruments of conveyance and other customary documentation as shall in form and substance be reasonably satisfactory to Buyer and its counsel, including, without limitation, the following:

                           (i) one or more bills of sale  conveying the personal
property included in the Station Assets;

                           (ii) any  mortgage  discharges  or  releases of liens
that are necessary in order for the Station Assets to be free and clear of all liens, mortgages or security interests, other than the Permitted Encumbrances;

                           (iii)  certificates  of the general partner of Seller
as required by Section 8.1(c);

                           (iv)  a  certified   copy  of  the   resolutions   or
proceedings of the general partner of Seller authorizing the transactions contemplated by this Agreement;

                           (v)  a  certificate  as to  the  formation  and  good
standing of Seller issued by the Secretary of State (the "SOS") of the State of Delaware, dated not more than ten (10) days before the Closing Date, and certificates issued by an appropriate governmental authority as to the qualification of Seller to do business in the jurisdictions listed in Schedule 3.1, to the extent such certificates are available;

                           (vi) a  receipt  for the Cash  Purchase  Price  and a
receipt for the stock certificates delivered in payment of the Stock Purchase Price;

                           (vii) the opinion of counsel required by Section 8.3;

                           (viii) all  consents  received by Seller  through the
Closing Date to the assignment of the Program Contracts, the Other Contracts and the other non-FCC licenses, contracts and leases included in the Station Assets;

                           (ix)   the   Group   I   Time   Brokerage   Agreement
contemplated by Sections 7.6 and 8.8;

                           (x) the Leases or Subleases  contemplated by Sections
7.5 and 8.7;

                           (xi) the Option  Agreements  contemplated by Sections
7.7 and 8.5 (as modified by Seller as permitted under Section 7.7 hereof);

                           (xii) documents of conveyance  reasonably  acceptable
to Buyer evidencing the transfer of the Real Property;

                           (xiii) the Registration Rights Agreement contemplated
by Section 10.5;

                           (xiv)  certificates of insurance  showing Buyer named
as an additional insured as contemplated in Section 5.1;

                           (xv) to the extent (1)  consent is  obtained  for the
transfer thereof and (2) made available by NewVenco, Inc. and Television Alliance Group, Inc., (a) all stock certificates of NewVenco, Inc. and
Television Alliance Group, Inc. representing all of Seller's interest and investments in the Other Assets (together with stock powers endorsed in blank for such stock certificates of NewVenco, Inc. and Television Alliance Group, Inc., respectively) or (b) a stock certificate of NewVenco, Inc. and Television Alliance Group, Inc. representing Buyer's interest in the Other Assets;

                           (xvi)  to  the  extent  consent  is  obtained  to the
transfer thereof, a stock certificate of Transtower, Inc. representing all of Seller's interest in Transtower, Inc. (together with a stock power endorsed in blank for such stock of Transtower, Inc.);

                           (xvii)  a bill of sale  and  general  assignment  and
assumption agreement, which Seller shall cause RCB Kids Fair, Inc. ("Kids Fair") to execute in favor of Buyer, conveying the assets of Kids Fair to Buyer;

                           (xviii) the list of Qualified  Beneficiaries entitled
to Continuation Coverage as of the Closing Date, as contemplated under Section 10.3(b);

                           (xix) a Consent and  Agreement in the form of Exhibit
2.4, executed by Seller; and

                           (xx) such other  documents as Buyer shall  reasonably
request.

                 (b) Deliveries by Buyer at Closing. At the Closing, Buyer shall deliver to Seller the Cash Purchase Price and the Stock Purchase Price, and Buyer shall deliver to Seller such instruments and other customary documentation as shall in form and substance be reasonably satisfactory to Seller and its counsel, including without limitation, the following:

                           (i) the Cash Purchase Price, which shall be delivered
to Seller, in the manner set forth in Section 2.1;

                           (ii)  stock  certificates  of Buyer  issued to Seller
representing the shares of Exchangeable Preferred Stock, which shares shall be duly and validly issued, fully paid and nonassessable;

                           (iii) a  certificate  of Buyer as required by Section
7.1(c);


                           (iv)  a  certified   copy  of  the   resolutions   or
proceedings  of  Buyer   authorizing  the  transactions   contemplated  by  this
Agreement;

                           (v)  a  certificate  as to  the  existence  and  good
standing of Buyer issued by the Maryland Department of Assessments and Taxation not more than ten (10) days before the Closing Date and a certificate as to the qualification of Buyer or an appropriate wholly-owned operating subsidiary of Buyer to do business in the States of California, Illinois, Indiana, Iowa, Louisiana, Missouri, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and any other state in which an Owned Station is based, from the Secretary of State or analogous entity of each of such states;

                           (vi) the opinion of counsel  required by Section 7.3;


                           (vii)  the  Leases  or  Subleases   contemplated   by
Sections 7.5 and 8.7;


                           (viii)   the   Group  I  Time   Brokerage   Agreement
contemplated by Sections 7.6 and 8.8;

                           (ix) the Option  Agreements  contemplated by Sections
7.7 and 8.5, together with evidence of payment in full of the Option Grant Price (as defined in the Group I Option Agreement) to the Seller and Licensee under the Group I Option Agreement, as specified in the Group I Option Agreement;

                           (x)  Buyer's  charter,  as  amended  by the  Articles
Supplementary as contemplated by Section 7.9, certified as being in effect as of a date shortly before the Closing Date by the Maryland Department of Assessments and Taxation;

                           (xi) the Registration  Rights Agreement  contemplated
by Section 10.5;

                           (xii)  certificates  of  insurance   contemplated  in
Section 6.9;

                           (xiii) the New Employment Agreements  contemplated by
Section 7.8; and

                           (xiv) such other documents as Seller shall reasonably
request.

          2.5 Deliveries by Seller Prior to Closing and Upon Execution. Title Policies. Seller shall deliver to the Buyer copies of all currently existing owners and leasehold policies of title insurance and surveys that Seller has received with respect to the Real Property, Leasehold Interests and Excluded Real Property.

                 (b) Employment Agreement, Consulting Agreement, Voting Agreement and Stock Option Agreements. Contemporaneously with the date of this Agreement, (i) Buyer and Barry Baker ("Baker") shall each have executed and delivered to the other an employment agreement, in the form attached as Exhibit 2.5(a) (the "Employment Agreement"); (ii) Buyer and Baker shall have each executed and delivered to the other a consulting agreement in the form attached as Exhibit 2.5(b) (the "Consulting Agreement"); (iii) Buyer and Baker shall have each executed and delivered to the other a stock option agreement in the form attached as Exhibit 2.5(c) (the "Baker Stock Option Agreement"); (iv) a stock option agreement in favor of each of the employees listed on Schedule 2.5(d) (the "Corporate Employees") in the form attached as Exhibit 2.5(d) (the "Corporate Employee Stock Option Agreement") shall have been duly executed and delivered by the Buyer and the options relating to the Corporate Employees set forth in the Letter Agreement between Buyer and Seller dated the date hereof shall have been granted to the Corporate Employees (the "Employee Letter Agreement"); (v) a stock option agreement in favor of each of the employees listed on Schedule 2.5(e) (the "Station Employees") in the form attached as Exhibit 2.5(e) (the "Station Employee Stock Option Agreement") shall have been duly executed and delivered by Buyer; (vi) the Board of Directors of Buyer shall have adopted, and the compensation committee (and any other committee that is required to so approve) shall have approved the awards under, the First Amendment to Incentive Stock Option Plan in the form attached as Exhibit 2.5(f) (the "ISO Amendment") and the 1996 Long Term-Incentive Plan in the form attached as Exhibit 2.5(g) (the "LTIP") and the Employee Letter Agreement; (vii) a voting agreement among David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith, in the form attached as
Exhibit 2.5(h) (the "Voting Agreement") shall have been executed and delivered by all of the parties thereto; and (viii) Buyer and Seller shall each have executed and delivered the Employee Letter Agreement. Buyer will not take any action, or omit to take any action, that would cause any of the agreements listed in (i) through (viii) of this Section 2.5(b) to be ineffective on or before the Closing Date.

          2.6 Effect of Laws or Proceedings. The parties hereto acknowledge and agree that notwithstanding anything in this Agreement or any other documents related hereto to the contrary (including, without limitation, any representations or warranties made by Seller, covenants of the Seller made herein, any condition precedent to the obligations of Buyer set forth in this Agreement, or any provisions relating to indemnification to be made by Seller hereunder), matters relating to, in connection with or resulting or arising from: (a) the effect, for purposes of any laws, statutes, ordinances, rules, regulations, orders or other actions, whenever promulgated or enacted, including any communications or communications-related laws, statutes, ordinances, rules, regulations, orders or other actions, whenever promulgated or enacted, and any licenses, permits or authorizations issued by any governmental authority (including, without limitation, the FCC) (collectively, "Laws") or any contract or agreement to be conveyed to or assumed, directly or indirectly, by Buyer or Option Holder pursuant hereto or under the Option Agreements (collectively, "Conveyed Contracts"), of (1) the transfer of the Station Assets to Buyer and the retention by Seller of the License Assets; (2) the grant by Seller and River City License Partnership of the options under the Option Agreements; (3) the execution, delivery and performance of any of the Transaction Documents (as defined below); or (4) the consummation of the other transactions contemplated hereby or by the Option Agreements; (b) any conflict with, violation of, or breach or default under, or termination of any Laws or Conveyed Contracts as a result of the consummation of any of the transactions contemplated hereby (including, without limitation, the Transaction Documents) or by the Option Agreements; or (c) any claims, actions, suits or other proceedings of any nature whatsoever ("Proceedings"), by any person or entity (including, without limitation, any governmental entity) by or before any court, administrative agency or otherwise, alleging a conflict, violation of, breach or default under, termination of, or other inconsistency with Laws or Conveyed Contracts as a result of the consummation of any of the transactions contemplated hereby (including, without limitation, the Transaction Documents) or by the Option Agreements, shall not:

                   (i) cause or constitute, directly or indirectly, a breach by Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other document related hereto (and such representations, warranties, covenants and agreements shall hereby be deemed to be modified appropriately to reflect and permit the impact and existence of such Laws, Conveyed Contracts and Proceedings and to permit any action by Seller to comply with or attempt in good faith to comply with such Laws, Conveyed Contracts and Proceedings);

                   (ii) otherwise cause or constitute, directly or indirectly, a default or breach by Seller under this Agreement or any other documents related hereto;

                   (iii) result in the failure of any condition precedent to the obligations of Buyer under this Agreement or any other document related hereto to be satisfied;

                   (iv) otherwise excuse Buyer's performance of its obligations under this Agreement or any other document related hereto; or

                   (v) give rise to any claim for indemnification or other compensation by Buyer or any adjustment of the Purchase Price;

provided that the foregoing clauses (i) through (v) shall not apply to (1) any claim brought by a partner of Seller alleging a violation of Seller's partnership agreement or any claim brought by any partner, officer, director, agent or Affiliate of Seller; (2) any breach by Seller of its covenants set forth in this Agreement; or (3) any action instituted by the Federal Trade Commission or the Department of Justice under the HSR Act, in each case which shall be governed by other applicable provisions of this Agreement.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

          3.1 Formation. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite partnership power and authority to carry on the business of the Owned Stations now being conducted by it and to own and operate the Station Assets owned and operated by it and is qualified to conduct the business of the Owned Stations now being conducted by it in each jurisdiction listed in Schedule 3.1.

          3.2 Partnership Action. All requisite partnership actions and proceedings necessary to be taken by or on the part of Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and necessary to make the same effective have been duly and validly taken. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of Seller and constitutes the valid and binding agreement of Seller enforceable against Seller in accordance with and subject to its terms, except as enforceability may be limited by laws affecting the enforcement of creditors' rights or contractual obligations generally and by the application of general principles of equity.

          3.3 Financials. Seller has delivered to Buyer copies of (i) the internally prepared unaudited consolidated balance sheet of Seller and its subsidiaries as of December 31, 1995 and the related statement of operations for the twelve-month period ended December 31, 1995 (the "1995 Internal Financial Statements"); (ii) the internally prepared unaudited consolidated balance sheet of Seller and its subsidiaries as of January 31, 1996 and February 29, 1996 and the related consolidated statement of operations for the one-month and two-month, respectively, period then ended (the "1996 Internal Financial
Statements"); and and (ii) the audited balance sheets of Seller and its subsidiaries as of December 31, 1993 and December 31, 1994 and related statements of operations and cash flows, and partners' equity for Seller and its subsidiaries for the years then ended (the "1993 and 1994 Year-End Financial Statements").

          Except as set forth on Schedule 3.27, the 1995 Internal Financial Statements and the 1993 and 1994 Year-End Financial Statements are, and the 1995 Year-End Audited Financial Statements (as defined below) and the Closing Financial

Statements (as defined below), each to be delivered to Buyer pursuant to Section 5.3(a) hereof will be, in all material respects, (a) in agreement with the books and records regularly maintained by Seller with respect to Seller and its subsidiaries and (b) prepared in accordance with generally accepted accounting principles applied on a consistent basis in all material respects (except, to the extent not applied on a consistent basis in all material respects, as noted thereon) and except as set forth on Schedule 3.27, and except with respect to the 1995 Internal Financial Statements and the Closing Financial Statements the absence of notes thereto throughout the year or period involved, and the 1995 Internal Financial Statements and the 1993 and 1994 Year-End Audited Financial Statements present, and the 1995 Year- End Financial Statements will present, fairly in all material respects, the financial position of Seller and its subsidiaries as at the respective dates of the balance sheet and the results of the operations and the cash flow of Seller and its subsidiaries for the year and period then ended (subject, in the case of unaudited statements to normal year-end adjustments).

          December 31, 1995 is sometimes referred to herein as the "Balance Sheet Date."

          3.4 Business Since the Balance Sheet Date. From the Balance Sheet Date to the date of this Agreement, there has been no Station Material Adverse Change (as defined in Section 3.6), or Material Adverse Change and the business of Seller has been conducted in the ordinary course of business and in the same manner as it was before the Balance Sheet Date except to the extent that any differing conduct would not cause a Station Material Adverse Change.

          3.5 Condition of Assets. The material tangible assets included in the Station Assets and the Leasehold Interests are being maintained in accordance with general industry practices in good operating condition and repair, wear and tear in ordinary usage, insured casualty and condemnation excepted.

          3.6 Title, Etc. Seller owns the Real Property and Real Property Improvements designated as owned by Seller and leases the Leasehold Interests designated as leased by Seller set forth on Schedule 1.1(b) in connection with the operation of the Stations and the JSA Stations. Seller is not in default under any of the material Leasehold Interests. Except as set forth on Schedules
3.6 and 1.3, and except to the extent that any such noncompliance would not cause a Station Material Adverse Change (as defined below), to Seller's actual knowledge, the Real Property and the Leasehold Interests listed on Schedule 1.1(b) and their present uses comply in all material respects with all applicable zoning laws and ordinances; and to Seller's actual knowledge, there exists no written notice of any uncorrected material violations of housing, building, safety or fire ordinances with respect to the Real Property, Real Property Improvements, or the Leasehold Interests listed on Schedule 1.1(b) except where such violation would not cause a material adverse change in the financial condition or business of any TV Station individually or the Radio Stations, taken as a whole (provided that the foregoing shall not include any material adverse change attributable to (i) factors affecting the television or radio industries generally, (ii) general national, regional or local economic or financial conditions, (iii) governmental or legislative laws, rules or regulations, (iv) any affiliation agreement or the lack thereof or the non-transfer to Buyer thereof or (v) actions taken by Buyer or any Affiliate of Buyer) (a "Station Material Adverse Change"). For purposes of this Agreement, "Affiliate" means with respect to a party, any Person, directly or indirectly, controlling or controlled by such party, or any Person under direct or indirect common control with such party (as such terms are interpreted from time to time pursuant to the Securities Act of 1933, as amended); "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof; and "actual knowledge" with respect to Seller means the conscious awareness of facts of Seller's Station general managers and the officers of the general partner of Seller, after reasonable inquiry by such Station general managers and such officers with respect to the matters referred to herein as to which the Seller is stating its knowledge. Seller has not received any written notice with respect to, and Seller has no actual knowledge of, any pending or threatened condemnation proceeding affecting the Real Property or Leasehold Interests listed on Schedule 1.1(b) or any part thereof or of any sale or other disposition of the Real Property or Leasehold Interests or any portion thereof in lieu of condemnation, that would cause a Station Material Adverse Change. Except as set forth on Schedules 3.6 and 1.3, Seller has good, insurable and marketable (only, with respect to insurability and marketability, as to tangible property constituting Real Property) and indefeasible title to the tangible assets included in the Station Assets owned by it, and all such assets will on the Closing Date be free and clear of all security interests, mortgages, pledges, liens, encumbrances, or charges of any nature whatsoever except for Permitted Encumbrances.

          3.7 Trademarks, Etc. Except as set forth on Schedules 1.1(f) and 1.1(g), Seller possesses adequate rights, licenses or other authority to use all trademarks and trade names necessary to conduct the business of the Owned Stations as presently conducted by Seller, including without limitation the intellectual property described in Sections 1.1(f) and (g) hereof and the respective Schedules thereto, except where the failure to so possess would not cause a Station Material Adverse Change. Except as set forth on Schedules 1.1(f) and 1.1(g) hereto, Seller has not received any notice with respect to any alleged infringement or unlawful or improper use of any copyright, trademark, trade name or other intangible property right owned by others and used in connection with the Owned Stations. Seller represents and warrants that, except as set forth on Schedule 1.1(f) hereto, none of the trademarks listed thereon has been registered.

          3.8 Insurance. The Owned Stations and the Station Assets are, as of the date of this Agreement, insured by Seller against loss or damage by fire and other hazards and risks of the character usually insured against by persons operating similar properties and businesses under policies issued by insurers of recognized responsibility, as described on Schedule 3.8 hereof.

          3.9  Contracts.  Schedules  1.1(b),  1.1(c)(1),(2)  and  (3),  1.1(d),
1.1(e), 1.1(m) and 3.10 to this Agreement contain a complete list of the following contracts as to which the Owned Stations or Seller with respect to the Station Assets is a party or by which either of them is bound as of the date of this Agreement, other than the Excluded Contracts:

                 (a) contracts evidencing time sales to advertisers or advertising agencies that are "trade" or "barter" transactions that require the furnishing of advertising time on any Owned Station or, to the extent Seller is a party thereto, on any LMA Station or any JSA Station, at any time after the Closing Date, and that individually involve annual payments of more than $250,000;

                 (b) sales agency or advertising representation contracts ending more than one year after the date of this Agreement;

                 (c) employment contracts that individually involve annual base salaries of more than $100,000;

                 (d) material licenses or agreements under which Seller is authorized to broadcast on any Station filmed or taped programming supplied by others;

                 (e) leases of personal property which have a term, including renewal options exercisable by any party thereto, ending more than one year after the date of this Agreement and which involve annual payments of more than $50,000 individually or $250,000 in the aggregate;

                 (f) material contracts not made in the ordinary and usual course of business;

                 (g) any other contracts which are material to the business and operations of the Station Assets and involve annual payments of more than $100,000 individually; and

                 (h) any television or radio network affiliation agreements.

          Notwithstanding anything to the contrary in the foregoing, it is understood and agreed that Seller is not required to list contracts entered into in the ordinary course of business for the sale or sponsorship of advertising time on any Station or JSA Station for cash at such Station's or JSA Station's prevailing rate with not more than one year remaining in their terms. All information listed on Schedule 1.1(d) regarding the Program Contracts for TV Stations is correct and accurate in all material respects including, without limitation, the term of such contract and the amount of any unpaid payments due thereunder as of December 31, 1995.

          3.10 Employees. Seller has heretofore delivered to Buyer a list of all its employees as of the date of this Agreement and their respective salaries and dates of hire. Except as noted on such list or on Schedule 3.10, Seller has no written contracts of employment with any employee. Except as described on
Schedule 3.10, Seller is not a party to or subject to any collective bargaining agreements with respect to any Station nor, except as described on Schedule 3.10, does Seller have any other contracts with any labor union or other labor organization with respect to any Station. Except as set forth on Schedules 3.10 and 3.11, Seller is not a party to any pending or, to Seller's actual knowledge, threatened labor dispute affecting any Station that would cause a Station Material Adverse Change.

          3.11 Litigation. Except as set forth on Schedule 3.11 hereto: (i) Seller, with respect to the Owned Stations, has not been operating under or subject to or in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality which has or could reasonably be expected to cause a Station Material Adverse Change; (ii) Seller is not a party to any litigation pending or, to Seller's actual knowledge, threatened litigation affecting any of the Station Assets that would cause a Station Material Adverse Change. There creditors or voluntary or involuntary proceedings in bankruptcy pending against or contemplated by Seller, and to Seller's actual knowledge, no such actions have been threatened against Seller or any Station or any subsidiary of Seller. On the date hereof, except for ongoing or planned FCC rulemakings affecting the television or radio industry generally, there is no litigation or proceeding pending or, to Seller's actual knowledge, threatened against or affecting Seller that would affect Seller's ability to carry out the transactions contemplated by this Agreement or restrain, enjoin, prohibit or render illegal the consummation of the transactions contemplated by this Agreement.

          3.12 Compliance with Laws. Seller, with respect to the Station Assets, is to Seller's actual knowledge, in compliance, except where failure to so comply would not cause a Station Material Adverse Change, with all applicable laws, regulations and orders, and the present uses by Seller of the Station Assets do not, to Seller's actual knowledge, violate any such laws, regulations or orders, except to the extent that any such violation would not result in a Station Material Adverse Change.

          3.13 No Conflicts. Except as set forth on Schedule 3.13, on the Closing Date, neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby would constitute or, with the giving of notice or the passage of time or both, would constitute a material violation of or would conflict in any material respect with or result in any material breach of or any material default under, any of the terms, conditions or provisions of any law or regulation to which Seller is subject, or of the partnership agreement of Seller, or of any contract, agreement or instrument that is required by the terms hereof to be listed on the Schedules hereto to which Seller is a party or by which Seller is bound.

          3.14 Brokers. Except for the fees payable to Communications Equity Associates, Inc., which fees shall be paid by Seller, there is no broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or understanding of or action taken by Seller.

          3.15   Retransmission   Consent   Agreements.   Schedule  3.15  hereto
references a list of all material retransmission consent agreements entered into by Seller with respect to any Station and in effect on the date hereof.

          3.16 Environmental. To Seller's actual knowledge and except (a) as stated in Schedule 3.16, (b) as may be revealed by any Phase I or Phase II environmental audit performed or caused to be performed by Buyer or (c) where such matters would not cause a Station Material Adverse Change, neither Seller nor the Owned Stations, (nor the LMA Stations or the JSA Stations, but without any inquiry with respect to the LMA Stations or the JSA Stations) are subject to any (i) "Superfund" evaluation; or (ii) any investigation or proceeding of any governmental authority evaluating whether any remedial action is necessary to respond to release of any chemicals, materials, substances or wastes that are now or hereafter become defined as, or included in the definition of, "hazardous wastes," "hazardous substances," "extremely hazardous substances," "toxic substances," "toxic" or "hazardous pollutants," "hazardous" or "toxic materials," "contaminants," "pollutants," or words of similar import under the Resource Conservation and Recovery Act of 1980, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, the Toxic Substances Control act, as amended, the Safe Drinking Water Act, as amended, the Oil Pollution Act, as amended, and their state or local counterparts or equivalents; or (iii) any requirement to remove asbestos material or polychlorinated biphenyls based on Seller's present use of the applicable property. To Seller's actual knowledge except as stated in Schedule 3.16, Seller has complied with all applicable federal, state and local environmental laws and regulations, except where failure to do so would not cause a Station Material Adverse Change. Except (a) as stated in Schedule 3.16, (b) as may be revealed by any Phase I or Phase II environmental audit performed or caused to be performed by Buyer or (c) where such matters would not cause a Station Material Adverse Change, to Seller's actual knowledge, but without any independent environmental assessment (except to the extent any environmental assessment may have previously been undertaken by Seller), as of the Closing Date, the Real Property, the Leasehold Interests and Real Property Improvements contain no condition or substance which under the aforesaid environmental laws and regulations thereunder, as interpreted as of this date by judicial and regulatory authorities, will result in recovery by any person of material remedial or removal costs, expenses or damages, or expenditures by Buyer for abatement or remedial actions. Seller does not have any reason as of the date of this Agreement to believe that an independent environmental assessment would lead to the discovery of any such condition or substance that would cause a Station Material Adverse Change.

          3.17  Employee  Plans.  Copies  of all  employee  benefit  plans,  all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections (3), (1), (2), (37), and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are currently maintained and/or sponsored by Seller, or to which Seller currently contributes, or has an obligation to contribute in the future, including, without limitation, any agreements containing "golden parachute" provisions and deferred compensation agreements), together with any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans") have previously been delivered to Buyer, and all of the Plans are listed on Schedule
3.17. Except to the extent listed on Schedule 3.17, no such Plan has been terminated by Seller within the past three (3) years.

          3.18 Compliance with ERISA. To the actual knowledge of Seller, except as set forth on Schedule 3.18, neither Seller nor any Controlled Group Member (as defined in the Internal Revenue Code of 1986, as amended (the "Code"),
Section 414(n)(6)(B)), has ever maintained or sponsored, or contributed to, an employee pension benefit plan (as defined in ERISA Section 3(2)) which is subject to the provisions of Title IV of ERISA. All Plans are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other laws applicable to such Plans, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents. All Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified (except for any prototype plans for which the Internal Revenue Service has issued a determination letter to the creator of such plans), and copies of all current Plan determination letters, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such qualified Plan or employee welfare benefit plan, and any attachments to such forms have previously been delivered to Buyer by Seller. Based on estimates prepared by Plan actuaries, the amount of unfunded benefit liabilities (within the meaning of ERISA Section 4001(a)(18)) determined as of January 1, 1996 for all Plans subject to Title IV of ERISA does not exceed $300,000. Neither Seller nor any Plan has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA that could reasonably be expected to result in any liability to Buyer. Except as disclosed in Schedule 3.18, no

Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(l) of ERISA. Further, except to the extent provided in Schedule 3.18,

                 (i) there have been no terminations, partial terminations, or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;

                 (ii) with respect to Plans which qualify as "Group Health Plans" under Section 4980B of the Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), to the actual knowledge of Seller, Buyer does not have (and will not incur as a result of this transaction) any direct or indirect liability or is (or will be as a result of this transaction) subject to any loss, assessment, excise tax, penalty, loss of federal income tax deduction, or other sanction arising on account of or in respect of any direct or indirect failure by Seller at any time prior to the Closing Date to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against Seller with respect to such Group Health Plan;

                 (iii) a copy of the claims history of each Group Health Plan of Seller for the past three (3) years has previously been provided to Buyer;

                 (iv) Seller has no retiree health care obligations to any of its employees; and

                 (v) no severance pay will be due to any employee of Seller as a result of the transaction contemplated herein.

          3.19 Taxes. Each of Seller, Sandia, Twin Peaks and Twin Peaks License Partnership has filed or will file all requisite federal, state, local and other tax returns and paid all taxes due thereunder (including withholding tax returns) due for all fiscal periods ended on or before the date hereof which, if not filed, could result in the imposition of any lien or encumbrance on or against the Station Assets and, as of the Closing Date, shall have filed or will file all such returns due for such periods ended on or before the Closing Date (except any such returns for which the filing date has been extended in accordance with normal extension procedures or for which such extension period has not expired). To the actual knowledge of Seller, there are no examinations in progress or claims against Seller, Sandia, Twin Peaks or Twin Peaks License Partnership for any federal, state, local and other taxes (including withholding taxes and any penalties and interest) for any period or periods and no notice of any claim, whether pending or threatened, for taxes has been received. The amount shown and accrued for taxes on the 1995 Year-End Financial Statements as of the respective date thereof are sufficient in accordance with GAAP as of such date for the payment of all taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before such date.

          3.20 Certificates of Incorporation, Bylaws and Capitalization of Sandia. A true, correct and complete copy of the certificates of incorporation and bylaws of Sandia, as amended to date, have been provided to Buyer. The authorized capital stock of Sandia consists solely of: (i) 1,000 shares of Common Stock, $.01 par value per share, 110 shares of which are issued and outstanding (the "Sandia Stock") and none of which is held as treasury stock on the date of this Agreement. Seller has good and valid title to the Sandia Stock, and on the Closing Date and on the Option Closing Date (as defined in the Group I Option Agreement) with respect to the RCB Twin Peaks Equity Interest, the Sandia Stock will be free of any liens or encumbrances other than Permitted Encumbrances; provided, however, the Sandia Stock may be subject to such restrictions on transfer as may arise under state and/or federal securities or communications laws. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and to Seller's actual knowledge, have been issued in all material respects in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares were issued in violation of the preemptive rights of past or present stockholders. There are no shares reserved for issuance.

          3.21 Options, Warrants, Rights re: Sandia. There are no outstanding warrants, options (including inactive and nonqualified stock options), agreements to subscribe for or purchase any capital stock or other securities from Sandia or other similar rights (including conversion and preemptive rights). There are no voting trusts or voting agreements among, or irrevocable proxies executed by, Seller, as sole stockholder of Sandia. There are no existing rights of Seller, as sole stockholder to require Sandia to register any securities of Sandia or to participate with Sandia in any registration by Sandia of its securities. There are no agreements of Seller, as sole stockholder of Sandia providing for the purchase or sale of Sandia's capital stock.

          3.22 Validity of Sandia Stock. The Sandia Stock, when transferred in compliance with the provisions of the Group I Option Agreement, will be validly issued, will be fully paid and nonassessable, will be free of any preemptive rights, duties or other governmental charges, will be free of any liens or encumbrances other than Permitted Encumbrances and will vest in Buyer 100% of the issued and outstanding stock of Sandia; provided, however, the Sandia Stock may be subject to such restrictions on transfer as may arise under state and/or federal securities or communications laws.

          3.23 Partnership Agreements and Partnership Interests in Twin Peaks and Twin Peaks License Partnership. True, correct and complete copies of the partnership agreements of Twin Peaks Radio and Twin Peaks License Partnership, as amended to date, have been provided to Buyer. Sandia owns a 60% general partnership interest and Seller owns a 40% general partnership interest in Twin Peaks (collectively, the "Twin Peaks Partnership Interest"). Twin Peaks owns a 99% general partnership interest and Seller owns a 1% general partnership interest in Twin Peaks License Partnership (collectively, the "Twin Peaks License Partnership Interest"). Sandia and Seller have good and valid title to the Twin Peaks Partnership Interest, and Twin Peaks and Seller have good and valid title to the Twin Peaks License Partnership Interest, and on the Closing Date and on the Option Closing Date (as defined in the Group I Option Agreement) with respect to the RCB Twin Peaks Equity Interest, the Sandia Stock, the Twin Peaks Partnership Interest and the Twin Peaks License Partnership Interest will be free of any liens or encumbrances other than Permitted Encumbrances; provided, however, that the Twin Peaks Partnership Interest and the Twin Peaks License Partnership Interest may be subject to such restrictions or transfer as may arise under state and/or federal securities or communications laws. The Twin Peaks Partnership Interest and the Twin Peaks License Partnership Interest have been duly authorized and validly issued pursuant to the respective partnership agreements of Twin Peaks and Twin Peaks License Partnership and are fully paid and nonassessable and none of such Twin Peaks Partnership Interest or Twin Peaks License Partnership Interest have been issued in violation of the preemptive rights of past or present partners. The Twin Peaks Partnership Interest to be transferred to Buyer constitute all of the issued and outstanding partnership interests in Twin Peaks. The Twin Peaks License Partnership Interest to be transferred to Buyer constitute all of the issued and outstanding partnership interests in Twin Peaks License Partnership.

          3.24 Options, Warrants, Rights re: Twin Peaks and Twin Peaks License Partnership. There are no outstanding warrants, options (including inactive and nonqualified partnership unit options), agreements to subscribe for or purchase any partnership interest or other securities from Twin Peaks or Twin Peaks License

Partnership or other similar rights (including conversion and preemptive rights). There are no voting trusts or voting agreements among, or irrevocable proxies executed by, the partners of Twin Peaks or Twin Peaks License Partnership. There are no existing rights of the partners of Twin Peaks or Twin Peaks License Partnership to require Twin Peaks or Twin Peaks License
Partnership to register any securities of Twin Peaks or Twin Peaks License Partnership to participate with Twin Peaks or Twin Peaks License Partnership in any registration by Twin Peaks or Twin Peaks License Partnership of its securities. There are no agreements among the partners of Twin Peaks or Twin Peaks License Partnership providing for the purchase or sale of partnership units of Twin Peaks or Twin Peaks License Partnership.

          3.25 Validity of Twin Peaks Partnership Interest and Twin Peaks License Partnership Interest. The Twin Peaks Partnership Interest and Twin Peaks License Partnership Interest, when transferred in compliance with the provisions of the Group I Option Agreement, will be validly issued, will be fully paid and nonassessable, will be free of any preemptive rights, duties or other governmental charges, and will be free of any liens or encumbrances other than Permitted Encumbrances; provided, however, the Twin Peaks Partnership Interest and Twin Peaks License Partnership Interest may be subject to such restrictions on transfer as may arise under state and/or federal securities or communications laws.

          3.26 Undisclosed Liabilities. Except (i) as set forth in the 1995 Year-End Financial Statements, (ii) as set forth in Schedule 3.26 and the other Schedules hereto and the Option Agreements and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent consolidated balance sheet of Seller's and its subsidiaries, none of Sandia, Twin Peaks or Twin Peaks License Partnership has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of Seller and its subsidiaries or in the notes thereto.

          3.27 Totality of Assets. Except as set forth on Schedule 3.27, the assets to be conveyed to and acquired by Buyer hereunder at Closing and the Consent Contracts, together with the assets subject to the Option Agreements, constitute all of the assets owned by Seller or its Affiliates that (i) contributed to the generation of revenues and cash flow from operations of the Stations as of December 31, 1995 or (ii) are used in the business of owning and operating the Stations as presently conducted.

          3.28 Complete  Disclosure.  The representations and warranties in this
Article 3 do not include any untrue statements of material fact or omit to state a material fact required to be stated therein necessary to make the statements not misleading in light of the circumstances under which they were made. If prior to the Closing, Seller becomes aware of any material fact or circumstance which changes in any material respect a representation or warranty of Seller set forth or made in this Agreement, the party with such knowledge shall promptly give written notice of such fact or circumstance to Buyer. None of (i) such notification or (ii) any pre-closing investigation made by Buyer of Seller, its properties, businesses, or assets, shall relieve Seller of its obligations under this Agreement, including its representations and warranties made in this
Section 3.

          3.29 Acquisition of Exchangeable Preferred Stock. With respect to the acquisition at Closing by Seller of the Exchangeable Preferred Stock as contemplated in Section 2.1 hereof, Seller (i) has made its own independent investigation thereof; (ii) has been afforded reasonable access to Buyer and its executive officers with respect thereto; and (iii) is acquiring these securities for investment purposes only and without the intent to effect a public distribution thereof.

          3.30 Affiliate Transactions. Except for certain employment agreements set forth on Schedule 3.10 and except as specified in Schedule 3.30, no Station is a party to or bound by any material agreement with or has any obligation to Seller or any officer, director, partner or Affiliate of Seller, other than agreements and obligations on market terms entered into on an arm's length basis.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          4.1 Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the corporate power and authority to enter into and consummate the transactions contemplated by this Agreement. Buyer or an appropriate wholly-owned subsidiary of Buyer is qualified (or will be qualified as of the Closing Date) to do business in the States of California, Illinois, Indiana, Iowa, Louisiana,
Missouri, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and any other state in which an Owned Station is doing business.

          4.2 Corporate Action. All corporate actions and proceedings necessary to be taken by or on the part of Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and necessary to make the same effective have been duly and validly taken. This Agreement has been duly and validly authorized, executed and delivered by Buyer, and constitutes the valid and binding agreement of Buyer, enforceable in accordance with and subject to its terms, except as enforceability may be limited by laws affecting the enforcement of creditors' rights or contractual obligations generally and by the application of general principles of equity.

          4.3 No Conflicts. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, would constitute or, with the giving of notice or the passage of time or both, would constitute a material violation of or would conflict with or result in any material breach of or any material default under, any of the terms, conditions or provisions of any law or regulation to which Buyer is subject, or Buyer's articles of incorporation or bylaws, or any contract, agreement or instrument to which Buyer is a party or by which it is bound.

          4.4 Brokers. Except for the fees payable to Smith Barney Inc., which fees shall be paid by Buyer, there is no broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or understanding of or action taken by Buyer, after reasonable inquiry by such officers of the matter referred to.

          4.5 Litigation. There is no litigation, proceeding or investigation of any nature pending or, to Buyer's actual knowledge, threatened against or affecting Buyer's ability fully to carry out the transactions contemplated by this Agreement or which has or could reasonably be expected to restrain, enjoin, prohibit or render illegal the consummation of the transactions contemplated by this agreement. There are no attachments, executions or assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending against or contemplated by Buyer, and no such actions have been threatened against Buyer. For purposes of this Agreement, "actual knowledge" with respect to Buyer means the conscious awareness of facts of the officers of Buyer, after reasonable inquiry by such parties with respect to the matters referred to herein as to which the Buyer is stating its knowledge.

          4.6 Assignments. To the actual knowledge of Buyer, except as set forth on Schedule 4.6, Buyer does not know of any reason why any party, other than Seller, to a Program Contract or to any other contract (a "Distributor") will not consent to the assignment of, or assumption by, Buyer of such contract.

          4.7 Articles of Incorporation, Bylaws and Capitalization of Buyer. A true, correct and complete copy of the articles of incorporation and bylaws of Buyer, as amended to date, have been provided to Seller. The authorized capital stock of Buyer consists solely of: (i) 35,000,000 shares of Class A Common Stock, $.01 par value per share, 5,960,000 shares of which are issued and outstanding and none of which is held as treasury stock on the date of this Agreement; (ii) 35,000,000 shares of Class B Common Stock, $.01 par value per share, 28,789,981 shares of which are issued and outstanding and none of which is held as treasury stock on the date of this Agreement; and (iii) 5,000,000 shares of Preferred Stock, $.01 par value per share, none of the shares of which is issued and outstanding and none of which is held as treasury stock on the date of this Agreement. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and to
Buyer's actual knowledge, have been issued in all material respects in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares were issued in violation of the preemptive rights of past or present stockholders. Except as set forth on Schedule 4.8 hereto, the only shares Buyer has reserved for issuance are the shares required for the transfer of the Exchangeable Preferred Stock pursuant to this Agreement and for shares reserved pursuant to certain stock option plans set forth on
Schedule 4.8 hereto.

          4.8 Options, Warrants, Rights. To the actual knowledge of Buyer, except as listed on Schedule 4.8, there are no outstanding warrants, options (including inactive and nonqualified stock options), agreements to subscribe for or purchase any capital stock or other securities from Buyer or other similar rights (including conversion and preemptive rights). Except as set forth in
Schedule 4.8, there are no voting trusts or voting agreements among, or irrevocable proxies executed by, the Class B stockholders of Buyer and to the actual knowledge of Buyer, there are no voting trusts or voting agreements among, or irrevocable proxies created by, the stockholders of Buyer. There are no existing rights of stockholders to require Buyer to register any securities of Buyer or to participate with Buyer in any registration by Buyer of its securities. There are no agreements among the Class B stockholders of Buyer providing for the purchase or sale of Buyer's capital stock, and to the actual knowledge of Buyer, there are no agreements among any other stockholders providing for the purchase or sale of Buyer's capital stock.

          4.9 Validity of Stock of Buyer. The Exchangeable Preferred Stock and the Convertible Preferred Stock, when issued in compliance with the provisions of this Agreement, will be validly issued, will be fully paid and nonassessable, will have been issued in compliance with all applicable state and federal laws concerning the issuance of securities and free of any preemptive rights, duties or other governmental charges, and will be free of any liens or encumbrances; provided, however, the Exchangeable Preferred Stock and the Convertible
Preferred Stock may be subject to such restrictions on transfer as may arise under state and/or federal securities laws.

          4.10 Offering. To the actual knowledge of Buyer, and assuming Seller's representations in Section 3.29 hereof to be true, all offers, sales or issuances by Buyer of its capital stock or other securities have been made in compliance in all material respects with federal securities laws and applicable state securities laws.

          4.11 Buyer SEC Documents; Financial Statements. To Buyer's actual knowledge, Buyer has filed all material reports, forms and other documents required to be filed with the SEC since January 1, 1994 (such documents as filed and amended through the date this representation is made or deemed made being called the "Buyer SEC Documents"). As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Except to the extent that information contained in any Buyer SEC Document has been revised or superseded by a later-filed Buyer SEC Document filed and publicly available prior to the date this representation is made or deemed made, none of the Buyer SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The financial statements of Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except as set forth in the Buyer SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Buyer SEC Documents, neither Buyer nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of Buyer and its consolidated subsidiaries or in the notes thereto.

          4.12 Capitalization. As of May 22, 1996, Buyer contributed all of the capital stock of each subsidiary of Buyer that carries on any business related to the broadcast industry (collectively, the "Broadcasting Subsidiaries") to SCI (as defined below).

                                    ARTICLE 5

             COVENANTS OF SELLER PENDING AND AFTER THE CLOSING DATE

          Seller covenants and agrees, from the date hereof to and including the Closing Date and thereafter where so indicated, that it will act as follows:

          5.1 Maintenance of Business. Seller shall, through the Closing Date, with respect to the Station Assets and the License Assets, continue to conduct its business and operations and keep its books of account, records and files in the ordinary and usual course of business. Seller shall from this date forward and at all times thereafter (subject to the provisions of the Option Agreements and the Group I Time Brokerage Agreement) continue to operate the Owned Stations in all material respects in accordance with the terms of the FCC Authorizations and in compliance in all material respects with all applicable laws and FCC rules and regulations and published policies. Seller will promptly execute, or cause Licensee to execute, as appropriate, any necessary applications for the renewal of the FCC Authorizations.

          Seller will maintain in full force and effect through the Closing Date property damage, liability and other insurance with respect to the Station Assets and the License Assets consistent with Seller's present practices, and on and after the Closing Date through the Option Closing Date (as defined in the Option

Agreements) with respect to each Station for which Buyer is entitled to exercise an Option (as defined in the Option Agreements), Buyer shall be named as an additional insured as its interests may appear on the insurance policies carried by Seller with respect to the Station and the License Assets in connection with such Station.

          Nothing contained in this Agreement shall give Buyer any right from this date forward or at any time thereafter to control the programming, operations or any other matter relating to any Station, any JSA Station or any Option Station, and Seller shall have complete control of the programming, operations and all other matters relating to the Stations and, to the extent applicable, the JSA Stations, subject to the effect of the Group I Time Brokerage Agreement.

          Prior to the Closing Date, except as set forth in Schedule 5.1 or as otherwise permitted by the last paragraph of this Section 5.1, Seller will not without the prior written consent of Buyer (to the extent the following restrictions are permitted by the FCC and all applicable law):

                 (a) sell, lease, transfer or agree to sell, lease or transfer any Station Assets or License Assets which are material to the operation of any Station, considered as a whole, or which have individually a value in excess of $50,000 or in the aggregate have a value in excess of $250,000 without replacement thereof with a substantially equivalent asset of substantially equivalent kind, condition, and value;

                 (b) enter into (i) any written contract of employment or any collective bargaining agreement which will be binding on Buyer, or (ii) permit any increases in the compensation of any of the employees of any Owned Station or to the extent any employee is employed by Seller, of any LMA Station or any JSA Station, except in the case of (i) and (ii) to the extent consistent with past practices, consistent with the Employee Letter Agreement, as the Employee Letter Agreement may have been amended (as so amended, together, the "Amended Employee Letter Agreement"), or as required by law or existing contract, in which case such contracts and agreements shall be assumed by Buyer and treated as Assumed Liabilities hereunder (except as otherwise contemplated under Section 6.8); provided, however, that Seller may pay bonuses to any of its employees so long as such bonuses do not create a binding obligation upon Buyer after the Closing Date;

                 (c) enter into any contracts under which Seller is authorized to broadcast programming on any Station except to the extent consistent with past practices;

                 (d) apply to the FCC for any construction permit that would materially restrict any Station's present operations or make any material change in the Real Property or Leasehold Interests;

                 (e) modify in any material respect any Plan (except as required by law after consultation with Buyer) to the detriment of Buyer;

                 (f) violate, breach or default under, in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any material contract or license of any Station, other than as a result of this Agreement, the Option Agreements, the Group I Time Brokerage Agreement and the transactions contemplated hereby and thereby;

                 (g) incur, purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of Seller under, any liability of or owing to Seller in connection with any Station, other than (i) in the ordinary course of business consistent with past practice, (ii) as contemplated pursuant to this Agreement, (iii) the pay-off of any debt of Seller on or prior to the Closing, or (iv) in an aggregate amount not to exceed $1,000,000;

                 (h) engage with any Person in any business combination,  except
as  otherwise   contemplated   hereunder   (including  without  limitation,   as
contemplated under Section 2.2 and the schedules related thereto);

                 (i) engage in any transaction with respect to any Station with any officer, director, or Affiliate of Seller (or any Affiliate thereof), either outside the ordinary course of business consistent with past practice or other than on an arm's- length basis;

                 (j) make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of any Station outside the ordinary course of business; provided, however, that Seller shall consult with Buyer to be extent Seller seeks to make significant capital expenditures prior to making such capital expenditures;

                 (k) enter into any contract, agreement or commitment to do or engage in any of the foregoing; or

                 (l) enter into and record any easements or restrictive covenants that would materially adversely affect the value or the current or continued use and enjoyment (to the extent such continued use and enjoyment conforms with current use and enjoyment) of the property to which they relate without the consent of Option Holder, which consent will not be unreasonably withheld.

          Notwithstanding anything in this Agreement to the contrary, Seller shall be entitled to (i) renew or extend the term of any contract listed on Schedules 1.1(b), 1.1(c)(1), (2) and (3), 1.1(d), 1.1(e), 1.1(m) and 3.10 (and
on the list of employment agreements delivered to Buyer pursuant to Section 3.10) which, by its terms, expires or will expire prior to December 31, 1996 and, in connection therewith, agrees not to increase the amounts payable thereunder during any such renewal term except in accordance with the usual practices of the related Station and except as set forth above in Section 5.1(b), (ii) take any action specified in subsections (b), (c), (d), (e), (f),
(g), (h), (j) and (k) of this Section 5.1 in connection with any acquisition of a television or radio station (including the consummation of any Station Option) or other transaction, as contemplated under Section 2.2(a)(iii) above and (iii) take any action specified in subsections (a), (e), (f), (g), (h), (j) and (k) and enter into a local management agreement in connection with the sale of the New Mexico Stations or the RCB Twin Peaks Equity Interest (the "Twin Peaks Sale") at the time of entry into any agreement of sale for the New Mexico Stations or the RCB Twin Peaks Equity Interest.

          5.2 Organization/Goodwill. Seller shall from this date forward and at all times thereafter diligently make all commercially reasonable efforts to preserve the Station Assets and the business organization of the Owned Stations and preserve the goodwill of the Owned Stations' suppliers, customers and others having business relations with it.

          5.3 Reports; Access to Facilities, Files and Records.

                 (a) Seller will, as soon as practicable after completion and receipt of the auditors report, provide to Buyer a copy of the audited consolidated balance sheet of Seller and its subsidiaries as of December 31, 1995 and the related consolidated statements of operations and cash flows and partners' equity for Seller and its subsidiaries for the year then ended (the "1995 Year-End Financial Statements"). In addition, Seller will, as soon as practicable after the Closing, deliver to Buyer internally prepared unaudited consolidated balance sheet of Seller and its subsidiaries as of the Closing Date and the related consolidated statement of operations for the period January 1, 1996 through the Closing Date (the "Closing Financial Statements")

                 (b) Seller will, within thirty (30) days after completion, provide to Buyer, for informational purposes only (and without making any representation or warranty with respect thereto), copies of Seller's monthly consolidated balance sheet and operating statement which, in each case, are prepared internally for management purposes in the ordinary course between the date hereof and the Closing Date.

                 (c) At the request of Buyer, Seller shall from time to time give or cause to be given to the officers, employees, accountants, counsel and representatives of Buyer (i) access (in the presence of a representative designated by Seller), upon reasonable prior notice, during normal business hours to the Station Assets and to all books and records relating thereto, and
(ii) all such other information concerning the affairs of the Owned Stations and, to the extent reasonably available to Seller, concerning the affairs of the LMA Station, as Buyer may reasonably request, provided that the foregoing does not disrupt or interfere with the business and operations of any of the Stations.

          5.4 Consents. Seller shall diligently make and cooperate with Buyer in making all commercially reasonable efforts (without being required to make any payment except as expressly provided for in Section 1.3(c) hereof) to obtain or cause to be obtained prior to the Closing Date consents to the assignment to, or assumption by, Buyer of all material licenses (other than the License Assets), leases and other contracts included in the Station Assets that require the consent of any third party by reason of the transactions provided for in this Agreement. To the fullest extent practicable without causing a default under the Consent Contract and without any expense to Seller, Seller shall cooperate with Buyer in any reasonable arrangement deemed necessary or desirable by Buyer to provide to Buyer, after the Closing Date, the economic and other benefits of the Consent Contracts, including the enforcement of Seller's rights against third parties under the Consent Contracts.

          5.5 Notice of Proceedings. Seller shall promptly notify Buyer in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into or to institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

          5.6 Confidential Information. Seller shall not use or disclose to third parties (except as may be necessary for the consummation of the transactions contemplated hereby, or as required by law, including without limitation, in connection with legal proceedings relating to this Agreement and the transactions contemplated hereby, or otherwise pursuant to subpoena or the request of a governmental authority, and then only with prior notice to Buyer, including delivery of a copy of the subpoena or request, if applicable), this Agreement or any information received from Buyer or its agents in the course of investigating, negotiating and performing the transactions contemplated by this Agreement; provided, however, that Seller may disclose such information to Seller's officers, directors, partners, employees, lenders, advisors, attorneys and accountants who need to know such information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by Seller of the confidential nature of such information. Nothing shall be deemed to be confidential information that: (a) is known to Seller at the time of the disclosure of such information to it; (b) becomes publicly known or available other than as a result of disclosure by or through Seller; (c) is rightfully received by Seller from a third party; or (d) is independently developed by Seller. In the event this Agreement is terminated and the transactions contemplated hereby abandoned, Seller will return to the Buyer all copies of documents, work papers and other written confidential material obtained by Seller in connection with the transactions contemplated hereby.

          5.7 Consummation of Agreement. Subject to the express terms and conditions of this Agreement, and without expanding such terms and conditions, Seller shall diligently cooperate with Buyer in making all commercially reasonable efforts in connection with any steps to be taken as part of its respective obligations under this Agreement, and Seller shall diligently make and cooperate in making commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause all terms and conditions set forth herein to be fulfilled and to cause the transactions contemplated by this Agreement to be fully carried out.

          5.8 Notice of Certain Developments. Seller shall give prompt written notice to Buyer (a) if the Station Assets shall have suffered damage on account of fire, explosion or other cause of any nature that (i) is sufficient to prevent operation of any

Owned Station or any LMA Station or JSA Station in any material respect for more than twenty-four (24) consecutive hours or (ii) causes a Material Adverse Change; (b) if the regular broadcast transmission of any Owned Station in the normal and usual manner in which it heretofore has been operating is interrupted in any material manner for a period of twenty-four (24) consecutive hours or more; (c) if the Stations, or any one of them, receives notice from any market cable system currently carrying the Station's signal of such market cable system's intention to delete any of the Stations from carriage or change any Station's channel position on such market cable system; (d) if Seller enters into any contract or agreement entered into after the date hereof to be assumed by Buyer hereunder or under the Option Agreements that would be required to be listed on the schedules hereto or under the Option Agreements; or (e) if Seller acquires any other television or radio station or enters into any other transaction contemplated in Schedule 2.2(a)(1).

          5.9 Hart-Scott-Rodino. On May 13, 1996, the parties submitted a revised filing to the Federal Trade Commission and the United States Department of Justice, to comply with the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"). Seller shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings. In such event, the parties shall cooperate fully and shall use their commercially reasonable efforts to expedite compliance with the HSR Act. Any filing fees (including, by Seller and Buyer, and to the extent necessary, BV and Baker) with respect to the transaction under the HSR Act shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer.

          5.10 Updated Information. Seller shall provide to Buyer on or shortly prior to the Closing Date a list of any additional material leases or contracts entered into subsequent to May 30, 1996 that would have been required to be listed on Schedules 1.1(b), (d) or (e) hereto pursuant to Article 3 hereof if such leases or contracts existed on the date of this Agreement and a list of any real property acquired between May 30, 1996 and the Closing Date.

          5.11 Environmental Audit. Seller shall permit the Buyer and Buyer's agents, as soon as practical after the date hereof and upon Buyer's request therefor, access to the Real Property and the Real Property Improvements and except to the extent prohibited by the applicable leases, to the Leasehold
Interests for the purpose of conducting, at Buyer's expense, Phase I and Phase II environmental audits. Any such environmental audits shall be conducted by a reputable environmental investigatory firm of the Buyer's choice subject to the reasonable approval of Seller and in a manner as will not unreasonably interfere with the normal business and operations of any of the Stations.

          5.12 Programming. Seller shall write down and fully amortize, effective as of December 31, 1995, and shall cause to be paid and discharged in full on or prior to the Closing, all programming liabilities with regard to Program Contracts and Program Contracts (as defined in the Columbus Option Agreement) that are subject to the "add back" adjustments set forth on Schedule 2.2(a)(2) (the "Add Back Programming Liabilities").

          5.13 Film  Payments  and  Capital  Leases.  Except as  provided  under
Section 2.2 with respect to Add Back Programming Liabilities, on or prior to Closing Date, Seller shall bring current as of the Closing Date all payments under film contracts relating to the Stations and the Columbus Station including any sports rights fees or payments in accordance with the terms of such film contracts or agreements to broadcast any sporting events (as originally contracted, or in the case of the contract with respect to M*A*S*H at WTTV-TV/WTTK-TV, as may have been modified and in existence on the date hereof). On or prior to the Closing Date, Seller shall retire and pay in full any and all capital lease payments relating to the Stations and the Columbus Station owed by Seller and pay any and all related option prices relating to capital leases held by Seller.

          5.14 Down Payment. Seller shall not distribute the Down Payment to its partners prior to the earlier of (i) the Closing Date or (ii) the termination of this Agreement where Seller is entitled to retain the Down Payment. Upon receipt of the Down Payment, until the earlier of (i) the Closing Date or (ii) the termination of this Agreement where Seller is entitled to retain the Down Payment, Seller shall take one or more of the following actions: (1) place the Down Payment (or any portion thereof) in a bank account of Seller which permits Seller to have immediate access thereto; (2) use the Down Payment (or any portion thereof) to make payments under Seller's bank debt; provided that at all times Seller shall have the ability, subject to the terms thereof, to reborrow funds under revolving or other line of credit or similar lending facility in the total amount of the Down Payment used to make payments under the Seller's bank debt; (3) have cash, marketable securities or other assets readily convertible into cash in an amount that is at least equal to the amount of the Down Payment; or (4) any combination of (1) - (3) above so long as the aggregate amount accessible in such account, such revolving or other line of credit or similar facility and such liquid assets shall be at least equal to the Down Payment.

          5.15 No Solicitation. Until this Agreement is terminated by its terms, Seller will not (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any (A) merger or consolidation with or into, (B) acquisition or purchase of substantially all of the assets of or substantially all of the equity interest in or (C) similar transaction or business combination involving the Seller or all of the Stations or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing. Until this Agreement is terminated by its terms, Seller will notify Buyer if any Person makes any proposal or offer with respect to any of the foregoing. Seller will not enter into any agreement to transfer, or grant any option or right to acquire, substantially all of the partnership interests of Seller to any Person other than Buyer prior to the termination of this Agreement. It is understood and agreed by Buyer that, notwithstanding anything in this Agreement to the contrary, no breach of this Section 5.15 by Seller will excuse Buyer from its obligation, if any, to consummate the transactions contemplated hereunder.

                                    ARTICLE 6

                               COVENANTS OF BUYER

          Buyer covenants and agrees that from the date hereof to and including the Closing Date and thereafter where so indicated, that it will act as follows:

          6.1 Confidential Information. Buyer shall not use or disclose to third parties (except as may be necessary for the consummation of the transactions contemplated hereby, or as required by law, including, without limitation, in connection with legal proceedings relating to this Agreement and the transactions contemplated hereby, or otherwise pursuant to subpoena or the request of a governmental authority, and then only with prior notice to the other parties hereto, including delivery of a copy of the subpoena or request, if applicable) this Agreement or any information (including, without limitation, financial information and information regarding program contracts and revenue) received from the other parties hereto or their agents in the course of investigating, negotiating and performing the transactions contemplated by this Agreement; provided, however, that the Buyer may disclose such information to Buyer's officers, directors, employees, lenders, advisors, attorneys and accountants who need to know such information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by Buyer of the confidential nature of such information. Nothing shall be deemed to be confidential information that: (a) is known to Buyer at the time of its disclosure to it; (b) becomes publicly known or available other than as a result of disclosure by or through Buyer; (c) is rightfully received by Buyer from a third party; or (d) is independently developed by Buyer. In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, Buyer will return to Seller all copies of documents, work papers and other written confidential material obtained by Buyer in connection with the transactions contemplated hereby.

          6.2 Consummation of Agreement. Subject to the express terms and conditions of this Agreement, and without expanding such terms and conditions, Buyer shall diligently make and cooperate with Seller in making all commercially reasonable efforts in connection with any steps to be taken as part of its obligations under this Agreement, and Buyer shall diligently make and cooperate with Seller in making all commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause all terms and conditions set forth herein to be fulfilled and to cause the transactions contemplated by this Agreement to be fully carried out. Buyer agrees to diligently cooperate with Seller in connection with obtaining consents to the assignment to, or assumption by, Buyer of licenses, leases and other contracts included in the Station Assets, and to execute such assumption instruments as may be required in connection with obtaining such consents on monetary terms no less favorable to Buyer than those of Seller under such licenses, leases and other contracts on the date of such assumption; provided, however, that Buyer's cooperation and actions pursuant hereto shall not limit Seller's obligations with respect to the Consent Contracts set forth in Sections 1.3 and 5.4 hereof, or Buyer's obligations with respect to the Consent Contracts set forth in Section 1.3 hereof, or be deemed a waiver of any rights of Buyer or Seller with respect thereto.

          6.3 Notice of Proceedings. Buyer will promptly notify Seller in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

          6.4 Hart-Scott-Rodino. On May 13, 1996, the parties submitted a revised filing to the Federal Trade Commission and the United States Department of Justice to comply with the HSR Act. Buyer shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings. In such event, the parties shall cooperate fully and shall use their commercially reasonable efforts to expedite compliance with the HSR Act. Any related filing fees under the HSR Act shall be paid in accordance with Section 5.9 hereof.

          6.5 Consents and Assignments. Buyer covenants and agrees that it shall provide, on request, to a Distributor such financial or other information as the Distributor may reasonably request in order for the Distributor to consent to the assignment to, and assumption by, Buyer of any Program Contract or other contract.

          6.6 Capitalization of Buyer. Prior to the Closing Date, Buyer will not without the prior written consent of Seller (to the extent the following restrictions are permitted by the FCC and all applicable Law):

                 (a)  amend  its  articles  of  incorporation  or  by-laws,   as
applicable, except for the filing of the Articles Supplementary;

                 (b)   effect   any  stock   split  or   otherwise   change  its
capitalization as it exists on the date hereof except as set forth in the Articles Supplementary and as set forth on Schedule 6.6 hereto;

                 (c) issue any stock or make any filing with the SEC, other than any filings required hereunder or made in the ordinary course of business as a public reporting company; or

                 (d)   circulate  to  potential   investors   any  materials  in
connection with any proposed securities offering.

          6.7 Notice of Material Impact. Buyer will promptly notify Seller in writing of any significant developments that have, or could reasonably be expected to have, a material adverse impact on the condition (financial or otherwise) of the business or any material asset of Buyer.

          6.8 New Employment Agreements. On or prior to the Closing Date, Buyer shall have caused Sinclair Communications, Inc. ("SCI"), or the SBG Entity, as defined in, and specified under, the Amended Employee Letter Agreement, as the case may be, to have executed and delivered to Seller the New Employment Agreements (as defined in Section 7.8).

          6.9 Insurance. On the Closing Date and at all times thereafter, Buyer shall cause all parties currently named as "additional insured" on RCB's policies (a list of which has been previously provided to Buyer) to be named as additional insured parties as their interests may appear, under all insurance policies carried by Buyer with respect to the Stations and the JSA Stations.

          6.10 Stock Options. On or prior to the Closing Date, Buyer shall have granted the options contemplated under the Amended Employee Letter Agreement.

          6.11 Amended Charter. On or prior to Closing Date, Buyer will submit to Seller a form of an amendment of Buyer's charter, which shall be in the form of Articles of Amendment to the Articles of Incorporation of Buyer which shall permit the issuance of the Convertible Preferred Stock as contemplated under
Section 2.1 and performance by the Buyer of all obligations in respect thereof, including, without limitation, the authorization of additional shares of Class A Common Stock, and which shall be in form and substance reasonably satisfactory to Seller (the "Amended Charter").

                                    ARTICLE 7

                     CONDITIONS TO THE OBLIGATIONS OF SELLER

          The obligations of Seller to consummate the transactions contemplated by this Agreement to occur on the date scheduled for Closing are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

          7.1 Representations, Warranties, Covenants.

                 (a) The representations and warranties of Buyer contained in this Agreement shall have been true and accurate in all material respects as of the date when made and shall be true and accurate in all material respects as of the Closing Date, except to the extent any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation or warranty shall be true and accurate in all material respects as of such earlier date or dates and except to the extent changes are permitted or contemplated pursuant to this Agreement;

                 (b) Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing Date, including, without limitation, delivery in full of the Purchase Price; and

                 (c) Buyer shall have delivered to Seller a certificate of an officer of Buyer dated the Closing Date certifying to the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b).

          7.2 Proceedings.

                 (a) As of the Closing Date, no action or proceeding shall have been instituted and be pending before any court or governmental body to materially restrain or prohibit, or to obtain material damages in respect of, the consummation of this Agreement that may reasonably be expected to result in a permanent injunction against such consummation or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions or the recovery against Seller of such material damages; and (b) As of the Closing Date, none of the parties to this Agreement shall have received written notice (other than a letter of inquiry) from any governmental body of its intention to institute any action or proceeding to materially restrain or enjoin or nullify, or to obtain material damages in respect of, this Agreement or the transactions contemplated hereby that may reasonably be expected to result in a permanent injunction against such consummation or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions or the recovery against Seller of such material damages; provided, however, that the foregoing (a) and (b) shall not be deemed to fall within the provisions hereof or qualify as a condition hereunder to the extent such action or proceeding is (1) brought or caused to be brought (i) by any partner, officer, director, agent, Affiliate or creditor of Seller, or any other party claiming by, through or against Seller that is not related to Buyer, (ii) any third party or agent of such party to any Contract relating to any consent required to convey any such Contract or (iii) by any party or agent of such party, who is currently a party to any such affiliation agreement with Seller, Licensee or any Affiliate of Seller or Licensee or in any way relating to any television or radio network affiliation agreement of Seller, Licensee, any

Affiliate of Seller or Licensee, Buyer or any Affiliate of Buyer or (2) a Proceeding referred to in Section 2.6 hereof.

          7.3 Opinion of Counsel. Seller shall have received opinions of counsel to Buyer dated the Closing Date, in substantially the forms attached to this Agreement as Exhibits 7.3(a) and 7.3(b).

          7.4 Hart-Scott-Rodino. The waiting period under the HSR Act shall have expired or been terminated, and there shall not be pending any action instituted by the Federal Trade Commission or the Department of Justice under the HSR Act, and there shall not be outstanding any order of a court relating thereto, restraining the transactions contemplated hereby.

          7.5 Leases/Subleases. Seller shall have received copies from Buyer of certain leases (the "Leases") or subleases (the "Subleases") for the Real Property and the Leasehold Interests fully executed by the Buyer, which will enable Seller to continue to operate the Owned Stations consistent with (i) previous operating expenses and practices, (ii) its FCC Authorizations, and
(iii) all FCC rules, regulations and procedures. The Leases and/or Subleases to be delivered hereunder and which are contemplated hereby shall be reasonably acceptable to Seller, and the Subleases shall be consistent in all material terms with the material terms of the existing leases for the Leasehold Interests. The term of each Lease and Sublease shall be coterminous with the term of the Option relating to the Owned Station to which such Lease or Sublease applies.

          7.6 Group I Time Brokerage Agreement. Buyer shall have entered into and delivered to Seller a time brokerage agreement with Seller and Licensee for the Group I Stations (as defined in the Group I Option Agreement but not including the New Mexico Stations) in substantially the form of Exhibit 7.6(a) hereto (the "Group I Time Brokerage Agreement") fully executed by Buyer. Exhibit 7.6(b) is hereby deemed to be deleted.

          7.7 Option Agreement. Seller shall have received from Buyer an option agreement for the Group I Stations substantially in the form of Exhibit 7.7(a) hereto and an option agreement substantially in the form of Exhibit 7.7(b) hereto for the Columbus Station, as such agreements may be modified after the date hereof by Seller to give effect to changes in the representations and warranties of Seller and Licensee (including the exhibits and schedules thereto) appropriate to reflect changes occurring or arising after the date hereof that, together with any changes to the representations and warranties of Seller set forth herein, would not cause a Material Adverse Change (as defined in Section 8.10) (the "Group I Option Agreement and the "Columbus Option Agreement", respectively, and together the "Option Agreements"), fully executed by Buyer.

          7.8 New Employment Agreements. Buyer shall have caused SCI, or the SBG Entity, as defined in, and specified under, the Amended Employee Letter Agreement, as the case may be, to have executed and delivered employment agreements with the persons listed on Schedule 7.8 (or any replacement person designated by Seller, including any person designated to fill a "TBD" position, to fill such position) substantially in the form of Exhibit 7.8 and subject to the limitations set forth in the Amended Employee Letter Agreement (the "New Employment Agreements").

          7.9 Articles Supplementary. The Articles Supplementary shall have been filed as an amendment to the existing charter of Buyer with the Maryland Department of Assessments and Taxation.

          7.10 Material Adverse Change. There shall not have been a material adverse change in Buyer's financial condition or business taken as a whole (provided that the foregoing shall not include any material adverse change attributable to (i) factors affecting the television or radio industries generally, (ii) general national, regional or local economic or financial conditions, (iii) governmental or legislative laws, rules or regulations or (iv) actions taken by Seller or any Affiliate of Seller).

          7.11 Approval of Stock Options. All necessary consents of the directors (including any committees thereof) of Buyer to approve all of the stock options described in the Baker Stock Option Agreement, the Corporate Employee Stock Option Agreements contemplated by the Amended Employee Letter Agreement and the Station Employee Stock Option Agreement shall not have been rescinded or revoked and shall be in full force and effect.

          7.12 Stock Options. Buyer shall have granted the options contemplated under the Amended Employee Letter Agreement.

          7.13 Amended Charter. The Buyer shall have submitted to Seller the Amended Charter, in form and substance reasonably satisfactory to Seller.

          7.14 RCB Loans. The Chase Manhattan Bank, N.A. or another lender that is satisfactory to Seller shall have entered into a Credit Agreement with Seller on terms and conditions reasonably satisfactory to Seller, including, without limitation (i) providing for loans to Seller to be made, at Seller's option, on the Closing Date and/or thereafter in an amount of up to One

Hundred Eight Million Dollars ($(108,000,000); (ii) the proceeds of such loans may be distributed to the partners of Seller and such loans (and obligations thereunder) shall be non-recourse to the partners of Seller (including without limitation, the general partner of Seller, and each partner's officers, directors, equity holders, employees, agents and Affiliates) and the lender shall waive and shall have no claim against any such partners and none of such partners shall have any obligation to restore such proceeds distributed to them to Seller, lender or otherwise; and (iii) none of Seller's assets, other than the Columbus Assets, shall be available for satisfaction of such loans and obligations and the lender's sole recourse shall be against the Columbus Assets (the "RCB Loans").

          7.15 Evidence of Capitalization. Buyer shall have provided evidence reasonably satisfactory to Sellers that Buyer has contributed all of the capital stock of its Broadcasting Subsidiaries to SCI.

                                    ARTICLE 8

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

          The obligations of Buyer to consummate the transactions contemplated by this Agreement to occur on the date scheduled for Closing are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date; provided that it is understood and agreed by Buyer that the provisions hereof shall be subject to the provisions of Section 2.3(e) hereof:

          8.1 Representations, Warranties, Covenants.

                 (a) The representations and warranties of Seller contained in this Agreement shall have been true and accurate as of the date when made and shall be true and accurate as of the Closing Date, except to the extent (i) any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation and warranty shall be true and accurate as of such earlier specified date or dates except as set forth in (iii) below of this Section 8.1(a), (ii) changes are permitted or contemplated pursuant to this Agreement or (iii) the consequence of the matter set forth in such representation and warranty having failed to be true and accurate as of the date when made, on the Closing Date or on such earlier specified date would not result in a Material Adverse Change.

                 (b) Seller shall have performed and complied in all respects with the covenants and agreements required by this

Agreement to be performed or complied with by it prior to or at the Closing Date, except to the extent that the consequence of the failure of Seller to have so performed or complied would not result in a Material Adverse Change.

                 (c) The general partner of Seller shall have delivered to Buyer a certificate of an officer of the general partner of Seller dated the Closing Date certifying to the fulfillment of the conditions set forth in Section 8.1(a) and 8.1(b).

          8.2  Proceedings.

                 (a) As of the Closing Date, no action or proceeding shall have been instituted and be pending before any court or governmental body to restrain materially or prohibit, or to obtain material damages in respect of, the consummation of this Agreement that may reasonably be expected to result in a permanent injunction against such consummation or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions or for the recovery against Buyer of such material damages; and (b) as of the Closing Date, none of the parties to this Agreement shall have received written notice (other than a letter of inquiry) from any governmental body of its intention to institute any action or proceeding to materially restrain, enjoin or nullify, or to obtain material damages in respect of, this Agreement or the transactions contemplated hereby that may reasonably be expected to result in a permanent injunction against such consummation or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions or the recovery against Buyer of such material damages; provided, however, that the foregoing (a) and (b) shall not be deemed to fall within the provisions hereof or qualify as a condition hereunder to the extent such action or proceeding is
(1) brought or caused to be brought by (i) any stockholder, bondholder, officer, director, agent, Affiliate or creditor of Buyer or any other party claiming by, through or against Buyer that is not related to Seller,(ii) any third party or agent of such party to any Contract relating to any consent required to convey any such Contract, or (iii) any party or agent of such party, who is currently a party to any such affiliation agreement with Buyer or any Affiliate of Buyer or in any way relating to any television or radio network affiliation agreement of Seller, Licensee, any Affiliate of Seller or Licensee or Buyer or any Affiliate of Buyer; or (2) a Proceeding referred to in Section 2.6 hereof.

          8.3 Opinion of Counsel. Buyer shall have received an opinion of counsel to Seller dated the Closing Date in substantially the form attached to this Agreement as Exhibit 8.3.

          8.4 Damage to the Assets. The Station Assets shall not have suffered damage on account of fire, explosion or other similar cause of any nature that causes a Material Adverse Change; provided, however, that if, after Seller has duly notified Buyer of such damage, Buyer does not notify Seller that Buyer is terminating this Agreement pursuant to Section 10.1(b)(iii) hereof within the time period specified therein, then Buyer shall be deemed to have waived this condition of Closing.

          8.5 Option Agreements. Buyer shall have received from Seller the Option Agreements fully executed by Seller and Licensee.

          8.6 Hart-Scott-Rodino. The waiting period under the HSR Act shall have expired or been terminated, and there shall not be pending any action instituted by the Federal Trade Commission or the Department of Justice under the HSR Act, and there shall not be outstanding any order of a court relating thereto, restraining the transaction contemplated hereby.

          8.7 Leases/Subleases. Buyer shall have received from Seller, fully executed by Seller, the Leases and/or Subleases referred to in Section 7.5 hereof.

          8.8 Group I Time Brokerage Agreement. The Buyer shall have received from Seller the Group I Time Brokerage Agreement, fully executed by Seller.

          8.9 Add Back Programming Liabilities. Buyer shall have received evidence that Seller has paid all Add Back Programming Liabilities.

          8.10 Material Adverse Change. Since the date of this Agreement, there shall not have been a material adverse change in Seller's and its subsidiaries' financial condition or business taken as a whole, or of the Station Assets taken as a whole (provided that the foregoing shall not include any material adverse change attributable to (i) factors affecting the television or radio industries generally, (ii) general national, regional or local economic or financial conditions, (iii) governmental or legislative laws, rules or regulations, (iv) any affiliation agreement or the lack thereof or the non-transfer to Buyer thereof or (v) actions taken by Buyer or any Affiliate of Buyer) (a "Material Adverse Change").

          8.11 Certain Financial Statements. Seller shall have delivered to Buyer (a) on or prior to the Closing Date, unaudited financial statements (i) for the period from January 1, 1994 to September 8, 1994 with respect to the television stations acquired from Continental Broadcasting Company, (ii) for the period from January 1, 1995 to July 7, 1995 with respect to the radio stations acquired from Keymarket of New Orleans, Inc., Keymarket of NEPA, Inc., Lackazerne, Inc., Keymarket of Buffalo, Inc., Keymarket of Nashville, Inc., Keymarket of Los Angeles, and Keymarket Communications, and (b) not later than ten (10) business days prior to the Closing Date, the 1995 Year-End Financial Statements.

          8.12 Marcus Non-Compete. Buyer shall have received the non-competition letter agreement executed by Larry D. Marcus in substantially the form of
Exhibit 8.12 hereto.

                                    ARTICLE 9

                                 INDEMNIFICATION

          9.1 Survival. The representations and warranties of Seller and Buyer contained in this Agreement (including the Schedules hereto) or in any certificate delivered by it or made pursuant to Sections 2.4, 7.1, and 8.1 of this Agreement shall survive the Closing Date for a period of one (1) year after the Closing Date. Except as provided below in this Section 9.1, the covenants of Seller and Buyer under this Agreement to be performed on or before the Closing Date shall survive the Closing Date for a period of one year after the Closing Date. Buyer's obligation to pay, perform or discharge the Assumed Liabilities shall survive until such Assumed Liabilities have been paid, performed or discharged in full. Seller's obligations with respect to all obligations and liabilities not assumed by Buyer pursuant to this Agreement shall survive until such obligations and liabilities have been paid, performed or discharged in full. The covenants and agreements contained in this Article 9 shall continue in full force and effect until fully discharged. Any other covenants or agreements contained herein or made pursuant hereto which by their terms are to be performed after the Closing shall survive until fully performed and discharged in full, including without limitation all obligations and liabilities with respect to the Assumed Liabilities, the Retained Liabilities and the Consent Contracts.

          9.2 Indemnification of Buyer. Seller agrees that after the Closing, subject to the limitations in Section 9.4 below, it shall indemnify and hold Buyer and its officers, directors, employees, agents and Affiliates harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities including, without limiting the generality of the foregoing, liabilities for reasonable attorneys' fees and expenses ("Loss and Expense") suffered (whether any such claim arises out of a third party action or is made by Buyer against Seller) by Buyer resulting from
(i) any material breach of any representation or warranty made by Seller pursuant to this Agreement; (ii) any material failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement; (iii) any failure by Seller to pay, perform or discharge any liabilities or obligations not specifically assumed by Buyer pursuant to this Agreement; or
(iv) any litigation, proceeding or claim by any third party arising from the business or operations of the Station Assets by Seller prior to the Closing Date, except to the extent arising from obligations or liabilities that have been disclosed to Buyer in this Agreement or the Option Agreements in the Schedules hereto or thereto (other than those set forth on Schedule 9.2) and except to the extent arising for obligations or liabilities of or assumed by Buyer pursuant to this Agreement.

          9.3 Indemnification of Seller. Buyer agrees that, after the Closing, it shall indemnify and hold Seller and its officers, directors, partners, employees, agents and Affiliates harmless from and against any and all Loss and Expense suffered (whether any such claim arises out of a third party action or is made by Seller against Buyer) by Seller resulting from (i) any material breach of any representation or warranty made by Buyer pursuant to this Agreement; (ii) any material failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement; (iii) any failure by Buyer to pay, perform or discharge any Assumed Liabilities or any other obligations or liabilities of or assumed by Buyer under this Agreement (including, without limitation, those set forth in Section 10.3 hereof); or (iv) any litigation, proceeding, or claim arising from the business or operations of the Station Assets on or after the Closing Date.

          9.4 Limitation of Liability. (i) Notwithstanding any other provision of this Agreement, after the Closing, neither Seller nor Buyer shall indemnify or otherwise be liable to the other unless (a) the party seeking indemnification has complied with the terms of, including the time limits set forth in, Section
9.6 and (b) the aggregate amount of Buyer's Loss and Expense (in the case of Seller's indemnification of Buyer) or Seller's Loss and Expense (in the case of Buyer's indemnification of Seller) exceeds $500,000, in which event the indemnified party shall be entitled to recover its aggregate Loss and Expense inclusive of such $500,000 threshold; provided that such limitation shall not apply to any indemnification obligation of Buyer pursuant to Section 9.3(ii), (iii) or (iv) hereof or Seller pursuant to 9.2(ii), (iii) or (iv) hereof. Notwithstanding any provision contained herein, in no event shall Seller be liable for any amount, which, when combined with any other amounts for which Seller previously has been liable under Section 9.2 hereof and any amount for which Seller and Licensee are liable, or previously have been liable, under Section 9.2 of the Group I Option Agreement and Section 9.2 of the Columbus Option Agreement is in excess of $50,000,000.

                 (ii) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that any amounts owed to Buyer by Seller for such Loss and Expense as determined in accordance with this Article 9 shall be made solely and exclusively in the form of a deduction from the Columbus Option Closing Price (as defined in the Columbus Option Agreement) that has not yet been paid to Seller and Licensee under the Columbus Option Agreement and that once the Columbus Option Closing Price has been paid in full to Seller and Licensee or a portion thereof placed in the Indemnification Fund (as defined in and pursuant to the terms of the Columbus Option Agreement) or if the Columbus Option is terminated under the Columbus Option Agreement, Buyer shall have no further recourse against Seller or Licensee, and no other payment by Seller shall be required, hereunder, except for any then pending claims against the amount of the Columbus Option Closing Price placed in the Indemnification Fund.

                 (iii) Anything in this Agreement or any applicable law to the contrary notwithstanding, neither Seller (except to the extent expressly provided for in Section 9.4(ii)) nor any partner, director, officer, employee, agent or Affiliate of Seller (including any shareholder, director, officer, employee, agent or Affiliate of the general partner of the Seller) shall have any personal liability to Buyer as a result of the breach of any representation, warranty, covenant or agreement of Seller contained herein or otherwise and shall have no personal obligation to indemnify Buyer for any of Buyer's Losses or Expenses.

          9.5 Bulk Sales Indemnity. Buyer hereby waives compliance with the provisions of any applicable bulk transfer laws. Subject to the limitations set forth in Section 9.4 above, Seller further agrees to indemnify and hold Buyer harmless from and indemnify Buyer against any and all Loss and Expense relating to any claims made by creditors, with respect to non-compliance with any bulk transfer law, except to the extent that such claims result from the Assumed Liabilities and other obligations or liabilities to be paid or discharged by Buyer as a result of this Agreement and/or Buyer's failure to pay the same when due.

          9.6 Notice of Claims. If Buyer or Seller believes that it has suffered or incurred any Loss and Expense, such party shall notify the other promptly in writing and, in any event, within one year of the date of this Agreement, describing such Loss and Expense, the factual basis for such claim, the amount thereof, estimated in good faith, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any action at law or suit in equity is instituted by a third party with respect to which any of the parties intends to claim any liability or expense as Loss and Expense under this Article 9, such party shall within twenty
(20) days after receiving written notice thereof (or sooner to the extent the indemnifying party would not have time to adequately take the actions contemplated under Section 9.7), notify the indemnifying party of such action or suit.

          9.7 Defense of Third Party Claims.  The indemnifying  party under this
Article 9 shall have the right to conduct and control through counsel of its own choosing the defense of any third party claim, action or suit (and the indemnified party shall cooperate fully with the indemnifying party), but the indemnified party may, at its election, participate in the defense of any such claim, action or suit at its sole cost and expense provided that, if the indemnifying party shall fail to defend any such claim, action or suit, then the indemnified party may defend through counsel of its own choosing such claim, action or suit, and (so long as it gives the indemnifying party at least fifteen
(15) days' notice of the terms of the proposed settlement thereof and permits the indemnifying party to then undertake the defense thereof) settle such claim, action or suit, and to recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense. The indemnifying party shall not compromise or settle any third party claim, action or suit without the prior written consent of the indemnified party, which consent will not be unreasonably withheld or delayed.

          9.8 Indemnity as Sole Remedy. After the Closing Date, indemnification pursuant to this Article 9 shall be the sole and exclusive remedy of any party to this Agreement for any breach of a representation, warranty or covenant made or obligation undertaken by any other party, or for any Loss or Expense arising out of or relating to the items listed in Sections 9.2 and 9.3 or otherwise related to the transactions contemplated hereby, other than in respect of the Registration Rights Agreement, the Group I Time Brokerage Agreement, the Option Agreements, the Employment Agreement, the Consulting Agreement, the Baker Stock Option Agreement, the Corporate Employee Stock Option Agreement, the Station Employee Stock Option Agreement, the Amended Employee Letter Agreement, the Voting Agreement, the ISO Amendment, the LTIP, the Amended Charter or the Articles Supplementary (collectively, the "Transaction Documents") which shall be governed by their terms, whether such claim may be asserted as a breach of contract, tort or otherwise.

          9.9 Arbitration. To the fullest extent not prohibited by law, any controversy, claim or dispute arising out of or relating to Article 9 of this Agreement, including the determination of the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by final and binding arbitration in accordance with the rules then in effect of the American Arbitration Association ("AAA"), as modified or supplemented under this section, and subject to the Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16. The decision of the arbitrators shall be final and binding provided that, where a remedy for breach is prescribed hereunder or limitations on remedies are prescribed, the arbitrators shall be bound by such restrictions, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          If any series of claims arising out of the same or related transactions shall involve claims which are arbitrable under the preceding paragraph and claims which are not, the arbitrable claims shall first be finally determined before suit may be instituted upon the others and the parties will take such action as may be necessary to toll any statutes of limitations, or defenses based upon the passage of time, that are applicable to such non-arbitrable claims during the period in which the arbitrable claims are being determined.

          In the event of any controversy, claim or dispute that is subject to arbitration under this Section 9.9, any party thereto may commence arbitration hereunder by delivering notice to the other party or parties thereto. The arbitration panel shall consist of three arbitrators, appointed in accordance with the procedures set forth in this paragraph. Within ten (10) business days of delivery of the notice of commencement of arbitration referred to above, Seller, on the one hand, and Buyer, on the other hand, shall each appoint one arbitrator, and the two arbitrators so appointed shall within ten (10) business days of their appointment mutually agree upon and appoint one additional arbitrator (or, if such arbitrators cannot agree on an additional arbitrator, the additional arbitrator shall be appointed by the AAA as provided under its rules); provided, that persons eligible to be selected as arbitrators shall be limited to attorneys at law who (i) are on the AAA's Large, Complex Case Panel, (ii) have practiced law for at least 15 years as an attorney specializing in either general commercial litigation or general corporate and commercial matters and (iii) are experienced in matters involving the broadcasting industry.

          The arbitration hearing shall commence no later than thirty (30) business days after the completion of the selection of the arbitrators. Consistent with the intent of the parties hereto that the arbitration be conducted as expeditiously as possible, the parties agree that (i) discovery shall be limited to the production of such documents and the taking of such depositions as the arbitrators determine are reasonably necessary to the resolution of the controversy, claim or dispute and (ii) the arbitrators shall limit the presentation of evidence by each side in such arbitration to not more than ten (10) full days (or the equivalent thereof) or such shorter period as the arbitrators shall determine to be necessary in order to resolve the controversy, claim or dispute. The arbitrators shall be instructed to render a decision within ten (10) business days of the close of the arbitration hearing. If arbitration has not been completed within ninety (90) days of the commencement of such arbitration, any party to the arbitration may initiate litigation upon ten (10) days written notice to the other party(ies); provided, however, that if one party has requested the other to participate in an arbitration and the other has failed to participate, the requesting party may initiate litigation before the expiration of such ninety-day period; and provided further, that if any party to the arbitration fails to meet any of the time limits set forth in this Section 9.9 or set by the arbitrators in the arbitration, any other party may provide ten (10) days written notice of its intent to institute litigation with respect to the controversy, claim or dispute without the need to continue or complete the arbitration and without awaiting the expiration of such ninety-day period. The parties hereto further agree that if any of the rules of the AAA are contrary to or conflict with any of the time periods provided for hereunder, or with any other aspect of the matters set forth in this Section 9.9, that such rules shall be modified in all respects necessary to accord with the provisions of this Section 9.9 (and the arbitrators shall be so instructed by the parties).

          The arbitrators shall base their decision on the terms of this Agreement and applicable law and judicial precedent which a United States District Court sitting in the District of Maryland (Southern Division) would apply in the event the dispute were litigated in such court, and shall render their decision in writing and include in such decision a statement of the findings of fact and conclusions of law upon which the decision is based. Each party agrees to cooperate fully with the arbitrator(s) to resolve any controversy, claim or dispute. The arbitrators shall not be empowered to award punitive damages or damages in excess of actual damages. The venue for all arbitration proceedings shall be Rockville, Maryland.

                                   ARTICLE 10

                            TERMINATION/MISCELLANEOUS

          10.1 Termination of Agreement. This Agreement may be terminated at any time on or prior to the Closing Date as follows:

                 (a) By Seller:

                           (i) if Buyer fails to comply with  Section 6.4 hereof
within ten (10) business days after Seller notifies Buyer that Buyer has not complied with such Section; provided that, in the case termination is based on Buyer's failure to comply with Section 6.4, Seller shall have complied with
Section 5.9; or

                           (ii) if any of the  conditions  provided in Article 7
have not been met by the  Termination  Date and have not been  waived,  provided that Seller is not in default or breach in any material respect of its representations and warranties, covenants or agreements under this Agreement and that the failure to meet such conditions is not due to Seller's breach of the Agreement; provided, however, that if on such date the conditions specified in
Section 7.1(a) and (b) hereof have not been satisfied, Seller shall deliver written notice thereof to Buyer and Buyer's senior lenders ("Buyer's Lenders") under its then existing senior credit facility (the name and notice information regarding which Buyer shall provide to Seller), and Seller shall not be entitled to terminate this Agreement until (1) after it has delivered such notice; (2) after delivery of such notice, if Buyer fails to make the payment required pursuant to Sections 2.1 and 2.3(d); or (3) if the payment is made pursuant to Sections 2.1 and 2.3(d), if such conditions have not been satisfied in full within fifteen (15) days following receipt of such notice.

                 (b) By Buyer:

                           (i) if Seller fails to comply with Section 5.9 hereof
within ten (10) business days after Buyer notifies Seller that Seller has not complied with such Section; provided that, in the case termination is based on Seller's failure to comply with Section 5.9, Buyer shall have complied with Section 6.4; or

                           (ii)  subject to the  provisions  of  Section  2.3(e)
hereof, if any conditions provided in Article 8 have not been met by the Termination Date and have not been waived, provided that Buyer is not in default or breach in any material respect of its representations and warranties, covenants or agreements under this Agreement and that the failure to meet such conditions is not due to Buyer's breach of the Agreement; or

                           (iii) no later than thirty (30)  business  days after
Seller has notified Buyer pursuant to Section 8.4 of the occurrence of any damage or event as described in Section 8.4.

                 (c)  By Either Buyer or Seller as follows:

                           (i) by mutual written consent of Buyer and Seller.

          No party hereto shall have any liability to any other for costs, expenses, damages, loss of anticipated profits or otherwise as a result of a termination pursuant to this Section 10.1 except as provided in Section 10.2 hereof.

         10.2  Liabilities Upon Termination.

                 (a) Concurrent with the date hereof, Buyer is delivering Sixty Million Dollars ($60,000,000) (the "Down Payment") to Seller by wire transfer of immediately available funds which will be held and disbursed pursuant to the terms hereof. At Closing, the Cash Purchase Price shall be reduced by the Down Payment. To the extent the Down Payment is applied to the Cash Purchase Price or is paid to Buyer pursuant to Section 10.2(c), the Down Payment shall be deemed to include the "Down Payment Interest", which means interest on the Down Payment calculated at a rate of four percent (4%) per annum on the basis of a 365-day year based on the actual number of days the Down Payment was held by Seller.

                 (b) The full amount of the Down Payment shall be retained by Seller if the Agreement is terminated by Seller pursuant to Section 10.1(a), except if termination is due to a failure of Section 7.4 to be satisfied and Buyer is not in default of its obligations under this Agreement, then, and in such event, the Down Payment shall be payable by Seller to Buyer, together with the Down Payment Interest.

                 (c) The full amount of the Down Payment shall be payable to Buyer by Seller if the Agreement is terminated by Buyer pursuant to Section 10.1(b), and the full amount of any additional Cash Purchase Price payments previously made by Buyer in connection with any Extended Periods pursuant to
Section 2.1 hereof shall be payable to Buyer by Seller only if the Agreement is terminated by Buyer pursuant to Section 10.1(b)(ii) as a result of the Seller's grossly negligent or willful and wrongful breach of its obligations under this Agreement.

                 (d) The full amount of the Down Payment shall be payable pursuant to the joint agreement of Buyer and Seller in the event that this Agreement is terminated by Buyer and Seller pursuant to Section 10.1(c)(i).

                 (e) In the event of  termination,  as provided in Section 10.1,
the  provisions  of  Section  3.14,  4.4,  5.6,  6.1,  this  10.2,   10.7-10.15,
10.17-10.19 and 10.22 shall survive. The sole and exclusive remedy of Seller in connection with its termination of this Agreement or a failure of performance or compliance by Buyer with any covenant or agreement contained in this Agreement prior to the Closing shall be the right of Seller to retain the Down Payment as provided in this Section 10.2 and any additional Cash Purchase Price payments previously made by Buyer hereunder. The sole and exclusive remedies of Buyer in connection with Buyer's termination of this Agreement for any failure of performance or compliance by Seller with any covenant or agreement contained in this Agreement prior to the Closing shall be limited to (i) their right to a return of the Down Payment, and under certain circumstances, additional Cash Purchase Price payments made by Buyer hereunder, each as expressly provided in this Section 10.2, (ii) their right to seek specific enforcement of this Agreement against Seller; provided, that Buyer shall not be entitled to specific performance unless it shall have complied with and shall not be in breach of the material terms and conditions of this Agreement, and (iii) the right to bring claim(s) for actual but not consequential or incidental damages; provided, however, that notwithstanding anything to the contrary in the foregoing, to the extent that Seller breaches its obligation to close hereunder after all conditions provided in Article 7 have been met by Buyer or waived by Seller and Buyer stands ready, willing and able to close hereunder, (x) Buyer shall have the right to bring an action for specific performance and to the extent Buyer is not granted specific performance or elects not to bring an action for specific performance, Seller shall pay to Buyer Sixty Million Dollars ($60,000,000) but Buyer shall have no other rights or remedies hereunder and (y) if Seller then enters into a binding agreement within one year from the date of this Agreement to sell substantially all of the assets of Seller or substantially all of the partnership interests in Seller for an amount in excess of the value of the Purchase Price, Seller shall pay to Buyer (1) the difference between the value of the Purchase Price and the value of the total purchase price received by Seller in connection therewith minus (2) $60,000,000. Buyer's remedies are cumulative and not intended to be limited by the doctrine of election of remedies. Without limiting the generality of the foregoing, neither Buyer nor Seller may rely on the failure of any condition precedent set forth in Articles 7 and 8, as applicable, to be satisfied if such failure was caused by such other party's (or parties') failure to act in good faith, or a breach of or failure to perform its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

                 (f) Anything in this Agreement or any applicable law to the contrary notwithstanding, neither Seller (except to the extent expressly provided for in Section 10.2(e)) nor any partner, director, officer, employee, agent or Affiliate of Seller (including any shareholder, director, officer, employee agent or Affiliate of the general partner of the Seller) shall have any personal liability to Buyer as a result of the breach of any representation, warranty, covenant or agreement of Seller contained herein or otherwise and shall have no personal obligation to Buyer for any of Buyer's remedies hereunder.

          10.3 Employee Matters. The following provisions shall act exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity:

                 (a) Effective as of the Closing Date, Buyer shall offer employment to each employee of Seller who is employed at any Station or any JSA Station immediately prior to the Closing Date (collectively, the "Assumed Employees"), other than those employees designated by Seller that are to be retained by Seller under the TBA. Except as otherwise provided in this Section
10.3 or as any employment agreement between Buyer and any Assumed Employee may otherwise require, the Buyer shall offer employment to the Assumed Employees on terms and conditions that are substantially similar in the aggregate to the terms and conditions of employment of Buyer's employees as of the Closing Date, including the provision of retirement and health care benefits. Buyer shall assume all contracts of employment of the Assumed Employees and notwithstanding anything in the foregoing to the contrary, to the extent such employment contract or collective bargaining agreement assumed hereunder provides for terms and conditions in addition to those referenced in the preceding sentence, Buyer shall assume the terms thereof. Each

Assumed Employee shall receive credit for past service with Seller for all purposes under Buyer's benefits plans.

                 (b) Buyer shall assume full responsibility and liability for offering and providing "Continuation Coverage" to any "Qualified Beneficiary" who is covered by a "Group Health Plan" sponsored or contributed to by Seller or any entity required to be combined with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) and who has experienced a "Qualifying Event" or is receiving "Continuation Coverage" on or prior to the Closing Date.
Schedule 10.3 identifies all Qualified Beneficiaries entitled to Continuation Coverage under any Seller Group Health Plan on the date of this Agreement, and Seller shall deliver on the Closing Date a list of Qualified Beneficiaries entitled to Continuation Coverage as of such date. "Continuation Coverage," "Qualified Beneficiary," "Qualifying Event" and "Group Health Plan" all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA.

                 (c) Buyer shall offer health plan coverage to all Assumed Employees under the terms and conditions generally applicable to Buyer's employees as of the Closing Date. For purposes of providing such coverage, Buyer shall waive all preexisting condition limitations for all Assumed Employees covered by Seller's group health plan as of the Closing Date and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, Buyer shall credit all employee payments toward deductible and co-payment obligations limits under Seller's health care plans for the plan year which includes the Closing Date as if such payments had been made for similar purposes under Buyer's health care plans during the plan year which includes the Closing Date, with respect to the Assumed Employees.

                 (d) Buyer shall grant Assumed Employees credit for and shall assume and be responsible for any liabilities with respect to sick leave and personal days accrued but unused by any Assumed Employees as of the Closing Date, and, subject to the proration provided for in Section 2.2(a)(i), Buyer shall grant Assumed Employees credit for and shall assume and be responsible for any liabilities with respect to any accrued but unused vacation for such employees as of the Closing Date.

                 (e) Seller currently maintains the WLOS TV, Inc. Retirement Plan (the "WLOS Plan"), a defined benefit pension plan for the benefit of certain employees. The WLOS Plan has been frozen and all future benefit accruals ceased, effective as of

January 10, 1994. Buyer agrees, effective as of the Closing Date to fully assume sponsorship of such plan including all obligations of the sponsor to contribute to and administer the plan. Buyer and Seller agree to perform all acts necessary or proper to consummate the assumption of the WLOS Plan, including, but not limited to, the making of all proper filings with the Internal Revenue Service and the Department of Labor and the receipt of all necessary notices or approvals from governmental agencies.

                 (f) Within a reasonable period of time after the Closing Date, Seller shall transfer from the River City Investment and Retirement Plan (the "Seller 401(k) Plan") to the Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust ("Buyer's 401(k) Plan") an amount, in cash, equal to the aggregate account balances held in the Seller 401(k) Plan as of the date of transfer with respect to all Assumed Employees. Prior to the date of such transfer, and as preconditions thereto: (i) Buyer shall use commercially reasonable efforts to deliver to Seller a copy of the most recently issued Internal Revenue Service ("IRS") determination letter (or other proof satisfactory to counsel for Seller) that Buyer's 401(k) Plan is qualified under the Code, and (ii) Seller shall use commercially reasonable efforts to deliver to Buyer a copy of the most recently issued IRS determination letter (or other proof satisfactory to counsel for the Buyer) that the Seller 401(k) Plan is qualified under the Code (including, to the extent relevant, a determination letter issued to a prototype plan adopted by Seller). Subsequent to the transfer of assets to Buyer's 401(k) Plan, neither Seller nor the Seller 401(k) Plan shall retain any liability with respect to such Assumed Employees to provide them with benefits in accordance with the terms of the Seller 401(k) Plan. On or prior to the Closing Date, Seller shall deliver to Buyer a list of all Assumed Employees, indicating thereon the total amount deferred in pre-tax dollars to the Seller 401(k) Plan by each Assumed Employee under the terms of Section 402(g) of the Code with respect to the plan year of the Seller 401(k) Plan in which Closing occurs. Seller and Buyer agree to cooperate with respect to any government filing, including, but not limited to, the filing of IRS Forms 5310-A, if necessary, to effect the transfer of assets contemplated by this
Section 10.3.

                 (g) Buyer agrees that Seller may inform its employees that Buyer has agreed that the Assumed Employees will be offered employment as provided in this Section 10.3; provided, however, that Buyer shall have the right to approve any written statement to be made by Seller in connection therewith.

                 (h) Seller currently maintains retiree medical coverage for certain employees and former employees listed on Schedule 10.3 (the "Retirees") and Buyer hereby agrees to continue such retiree medical coverage for the Retirees. Retiree coverage offered by Buyer under this Section 10.3(h) will be under the same terms and conditions generally applicable to Buyer's current employees, subject to offsets, at the option of Buyer, for any health care benefits, whether from a governmental source or from other employers, payable to the affected former employees of Seller.

          10.4 Proxy Statement; Special Stockholders Meeting to Approve Amended Charter. Buyer agrees that, as soon as practicable after the Closing Date but in no event more than sixty (60) days after the Closing Date, it shall cause to be filed with the Securities and Exchange Commission (the "SEC") proxy statement materials for the purpose of soliciting proxies from the holders of Buyer Common Stock in order to approve, at the next regularly scheduled or special meeting of Buyer's stockholders (which meeting, in any event shall be scheduled to occur not more than 90 days after the Closing Date), (i) the adoption of an amendment and restatement of Buyer's charter in the form of the Amended Charter, which is necessary in order to effect the issuance of the Convertible Preferred Stock as contemplated under Section 2.1 hereof, and (ii) to approve the Consulting Agreement, Employment Agreement, the ISO Amendment and the LTIP and the issuance of all of the stock options described in the Baker Stock Option Agreement, the Corporate Employee Stock Option Agreement, the Station Employee Stock Option Agreement and to the extent approval is necessary, the Amended Employee Letter Agreement. Buyer shall use its commercially reasonable efforts to obtain such clearance by the SEC of such proxy statement materials as promptly as possible, and as soon as is permissible under the rules and regulations of the SEC, Buyer shall cause definitive copies of such proxy materials to be distributed to Buyer's stockholders. Buyer thereafter shall use its commercially reasonable efforts to obtain the approval of its stockholders to the adoption of Amended Charter and the approval of the other matters described in this Section 10.4. Buyer shall cause the Amended Charter to be filed with the Maryland Department of Assessments and Taxation as soon as practicable after the adoption thereof by its stockholders. Prior to such filing of the Amended Charter, Buyer will not, without the prior written consent of Seller (to the extent the following restrictions are permitted by the FCC and all applicable Law):

                 (a)  amend  its  articles  of  incorporation  or  by-laws,   as
applicable, except for the filing of the Articles Supplementary; or

                 (b)   effect   any  stock   split  or   otherwise   change  its
capitalization as it exists on the date hereof except as set forth in the Articles Supplementary and as set forth on Schedule 6.6 hereto.

          Buyer shall issue the Convertible Preferred Stock to Seller in exchange for the Exchangeable Preferred Stock immediately after the filing by Buyer with the Maryland Department of Assessments and Taxation of the Amended Charter. Thereafter, Seller shall be permitted to distribute such shares of Convertible Preferred Stock to its partners and warrant holders and to the stockholders of Seller's corporate general partner, and such transferees also shall become parties to the Registration Rights Agreement with respect to the shares of Buyer Common Stock underlying such Convertible Preferred Stock; provided that if Seller has not received the Convertible Preferred Stock within twelve (12) months after the Closing Date, it shall be permitted to distribute the Exchangeable Preferred Stock to the same parties to whom the Convertible Preferred Stock may be transferred. Buyer shall cooperate with Seller in all respects in connection with such distribution of shares of Exchangeable Preferred Stock (to the extent applicable) and Convertible Preferred Stock (including, without limitation, in connection with the issuance to such transferees of Seller of new share certificates for such Convertible Preferred Stock in such share denominations (not to exceed in the aggregate the number of shares issuable to Seller in exchange for the Exchangeable Preferred Stock) as shall be designated by Seller to Buyer in writing); provided, however, that prior to such distribution to such transferees, Seller shall have caused such persons or entities to whom such shares are to be transferred to deliver to Buyer such representation letters and stockholder questionnaires as Buyer may reasonably request in order for Buyer to comply with the applicable requirements of federal and state securities laws relevant to such distribution.

          10.5 Registration Statement; Nasdaq Listing. Buyer agrees that, in no event more than sixty (60) days after the date as of which it has filed the Amended Charter with the Maryland Department of Assessments and Taxation, it shall file with the SEC, in accordance with the Registration Rights Agreement, substantially in the form of Exhibit 10.5 hereto (the "Registration Rights Agreement"), and the applicable provisions of the Securities Act of 1933, as amended, a registration statement on Form S-3 (or such other form as may be appropriate) with respect to the resale by Seller or such partners of Seller or stockholders of the corporate general partner of Seller (as shall be designated in writing by Seller to Buyer) of the shares of Buyer Common Stock underlying the Convertible Preferred Stock which  is  to  be  issued  as  contemplated  under  Section  2.1  hereof,  which registration statement shall be kept effective in accordance with the Registration Rights Agreement (such registration statement is hereinafter referred to as the "Registration Statement"). Buyer shall otherwise comply with the applicable provisions of the Registration Rights Agreement in seeking to obtain the effectiveness thereof as soon after the filing thereof as is reasonably practicable. In connection with any such Registration Statement, Seller shall furnish (and shall cause such partners of Seller or stockholders of the corporate general partner of Seller as have been designated by Seller to receive shares of Convertible Preferred Stock, as contemplated above, to furnish) all information (financial and other) that is requested by the Staff of the SEC or is reasonably required under the applicable SEC rules and forms on a timely basis to enable Buyer to comply with its obligations under this Section
10.5 and the Registration Rights Agreement. Buyer also shall apply, prior to or concurrently with the filing of the Registration Statement, to the Nasdaq National Market System for the listing of the Buyer Common Stock underlying the Convertible Preferred Stock and shall use commercially reasonably efforts to obtain approval for the listing of such stock.

          10.6 Expenses. Subject to the provisions of Sections 5.9, 3.14 and 4.4, each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting and legal fees incurred in connection herewith; provided, however, that Seller on the one hand, and Buyer on the other hand, shall each pay one-half of any sales or transfer taxes (including any real property transfer taxes) arising from transfer of the Station Assets.

          10.7 Assignments. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties except that Buyer may assign its rights and interests hereunder (in whole or in part as to any Station or JSA Station) to a direct or indirect wholly-owned subsidiary of Buyer or of Buyer in which event such assignee shall be responsible for all representations, covenants and agreements of Buyer hereunder as if such assignee was a party hereto provided that Buyer gives Seller written notice thereof and that any such assignment above shall not relieve Sinclair Broadcast Group, Inc. or any permitted assignee of any of its obligations or liabilities hereunder (including, without limitation, the obligations of Buyer hereunder to issue shares of its capital stock pursuant to Section 2.1 and the obligations specified in Sections 10.4 and 10.5 hereof). To the extent of any such assignment by Buyer in accordance with the terms of Section 10.5 hereof, Seller shall deliver any such documents contemplated under Section 2.4(a) to such assignee provided that once such delivery shall have been made to such assignee, Seller's obligations hereunder with respect to such delivery shall be deemed to have been discharged. It is understood and agreed that Seller may assign its rights to receive hereunder, or otherwise distribute, the Stock Purchase Price to the partners of Seller. It is understood and agreed that nothing herein shall be deemed to prohibit a transfer of control of Seller or Licensee or the assignment of any FCC Authorizations of the other License Assets by Seller or Licensee. Any attempt to assign this Agreement without any required consent shall be void. It is understood and agreed that nothing herein shall be deemed to expand the rights granted hereunder to any permitted assignee, which rights shall be in combination with, and not in addition to, the rights of Buyer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          10.8 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time prior to, at and after the Closing Date, each party hereto will use commercially reasonable efforts to take, or cause to be taken, all such actions and to do or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale contemplated by this Agreement and the consummation of the other transactions contemplated hereby, including executing and delivering such documents as the other party being advised by counsel shall reasonably request in connection with the consummation of this Agreement and the consummation of the other transactions contemplated hereby, including, without limitation, the execution and delivery of any and all confirmatory and other instruments, in addition to those to be delivered on the Closing Date.

          10.9 Notices. All notices, demands and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be delivered personally or sent by nationally recognized overnight delivery service, charges prepaid, or by registered or certified mail, return-receipt requested, or by facsimile transmission, and shall be deemed to have been given or made when personally delivered, the next business day after delivery to such overnight delivery service, when dispatched by facsimile transmission, five (5) days after deposited in the mail, first class postage prepaid, addressed as follows:

                 (a) If to Seller:

                            River City Broadcasting, L.P.
                            1215 Cole Street
                            St. Louis, Missouri 63106
                            Telecopier:  (314) 259-5709
                            Attn.:  Mr. Barry Baker and
                                    Mr. Larry D. Marcus
                            Telecopier:  (314) 259-5709

          with a copy to:

                            Dow,   Lohnes  &  Albertson
                            A  Professional
                            Limited Liability Company
                            1200 New Hampshire
                            Ave., N.W.

                            Suite 800
                            Washington, D.C. 20036-6802
                            Attn.:  Leonard J. Baxt, Esq.
                            Telecopier:  (202) 776-2222

                            and with a copy to:

                            Baker & Botts
                            800 Trammell Crow Center
                            2001 Ross Avenue
                            Dallas, Texas  75201-2916
                            Attn.:  Andrew M. Baker, Esq.
                            Telecopier:  (214) 953-6503

or to such other address as Seller may from time to time designate.

                 (b) If to Buyer:

                            Sinclair Broadcast Group, Inc.
                            2000 W. 41st Street
                            Baltimore, Maryland 21211
                            Attn.:  Mr. David D. Smith
                            Telecopier:  (410) 467-5043

                   with a copy to:

                            Thomas & Libowitz, P.A.
                            The USF&G Tower
                            100 Light Street
                            Suite 1100
                            Baltimore, Maryland 21202-1053
                            Attn:  Steven A. Thomas, Esq.
                            Telecopier:  (410) 752-2046
or to such other address as Buyer may from time to time designate.

          10.10 Captions. The captions of Articles and Sections of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

          10.11 Law Governing. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF MARYLAND WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICT OF LAWS, EXCEPT TO THE EXTENT THAT THE FEDERAL LAW OF THE UNITED STATES GOVERNS THE TRANSACTIONS CONTEMPLATED HEREBY.

          10.12 Consent to Jurisdiction, Etc. EXCEPT AS SET FORTH IN SECTION 9.9 HEREOF, THE PARTIES HERETO HEREBY IRREVOCABLY CONSENT TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL COURT LOCATED IN THE DISTRICT OF MARYLAND (SOUTHERN DIVISION) OR TO THE EXTENT SUCH COURTS ARE NOT AVAILABLE, ANY COURT IN THE STATE OF MARYLAND LOCATED IN THE COUNTY OF MONTGOMERY, MARYLAND, IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES HERETO HEREBY WAIVE PERSONAL SERVICE OF ANY PROCESS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING AND AGREE THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO OR BY PERSONAL DELIVERY TO THE OTHER PARTY AT SUCH OTHER PARTY'S ADDRESS SET FORTH PURSUANT TO PARAGRAPH
10.9 HEREOF. IN THE ALTERNATIVE, IN ITS DISCRETION, ANY OF THE PARTIES HERETO MAY EFFECT SERVICE UPON ANY OTHER PARTY IN ANY OTHER FORM OR MANNER PERMITTED BY LAW.

          10.13 Waiver of Provisions. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

          10.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, and all counterparts so executed shall constitute one (1) agreement binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the same counterpart.

          10.15 Reference to Agreement, Entire Agreement, Amendments. Each reference in any document related hereto (including, without limitation, the documents referenced in Section 2.5 hereof) to the Asset Purchase Agreement dated as of April 10, 1996 between Seller and Buyer, shall mean and be a reference to this Amended and Restated Asset Purchase Agreement. This Agreement (including the Exhibits and Schedules hereto) and the documents delivered pursuant to the Agreement or other written agreements among the parties, dated the date hereof or hereafter (including, without limitation to the extent applicable, the Modification Agreement dated May 10, 1996 between the parties and the letter dated May 10, 1996 from the parties' counsel to the Department of Justice in connection therewith), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede any and all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between them relating to the subject matter hereof. No amendment or waiver of any provision of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

          10.16 Access to Books and Records. Buyer shall preserve until the later of (i) three (3) years after the Closing Date and (ii) the date on which Buyer has no further obligations under the Option Agreements all books and records of Seller. At the request of Seller, Buyer agrees to give to the officers, partners, employees, agents, accountants and counsel of Seller access, upon reasonable prior notice during normal business hours, to the property, accounts, books, contracts, records, accounts payable and receivable, records of employees of Seller (as Seller may have been reorganized) and other information concerning the affairs of Seller, any Station, any JSA Station, any Option Station or any of the Station Assets, except as may be prohibited by law, and to the employees of Buyer as Seller may reasonably request. Subsequent to the Closing Date, Seller shall have no obligation to retain books and records relating to Seller or the Station Assets. To the extent any such books and records are retained, then for a period not to exceed three (3) years after the Closing Date, at the request of Buyer, Seller agrees to give the officers, employees, accountants and counsel of Buyer access, upon reasonable prior notice during normal business hours, to the books, records and files retained by Seller with respect to the business and operation of Seller, any Station, any JSA Station or any Option Station by Seller as Buyer may reasonably request in connection with an audit of any Station, any JSA Station or any Option Station. Each of Buyer and Seller shall be permitted at their own expense to make extracts from or copies of the foregoing books, records and files of the other party.

          10.17 Public Announcements and Press Releases. Neither Seller nor Buyer shall, except by mutual agreement, make any press release or other public announcement (written or oral) concerning this Agreement or the transactions contemplated by this Agreement, except as may be required by any law, rule or regulation (including, without limitation, filings and reports required to be made with or pursuant to the rules of the SEC) or any by existing contract, license, or agreement to which it is a party and provided that the party required to make such announcement shall provide a draft copy thereof to the other parties hereto, and consult with such other parties concerning the timing and content of such announcement, before such announcement is made.

          10.18 Recitals, Headings. The Recitals contained in this Agreement shall be deemed to be a binding part of this Agreement. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          10.19 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

          10.20 Receivables. (a) For the Collection Period (as defined below), Buyer, as agent for Seller, shall collect on behalf of Seller all Group I Receivables with the same care and diligence as Buyer uses with respect to its own accounts receivable, except that Buyer shall not be obligated to use any extraordinary efforts for collection, including without limitation, institution of litigation, and shall not refer any of the Group I Receivables to a collection agency or to an attorney for collection, or compromise, settle or adjust the amount of any Group I Receivable, except with the prior written approval of Seller.

                 (b) To the extent that (i) Twenty Million Dollars ($20,000,000) or more in Receivables from account debtors of Seller is outstanding on the Closing Date, the Initial $20,000,000 Receivables Amount shall be divided equally between Buyer and Seller and during the Collection Period, Buyer shall remit to Seller one-half of all payments received by Buyer from account debtors of Seller relating to the Group I Receivables up to the Initial $20,000,000
Receivables Amount and all payments in excess of the Initial $20,000,000 Receivables Amount; and (ii) less than Twenty Million Dollars ($20,000,000) in Receivables from account debtors of Seller is outstanding on the Closing Date, the amount in excess of Ten Million Dollars ($10,000,000) (the "Initial Excess Amount") shall be divided equally between Buyer and Seller, and during the Collection Period, Buyer shall remit to Seller one half of all payments received by Buyer from account debtors of Seller relating to the Group I Receivables up to the Initial Excess Amount and thereafter Buyer shall retain the difference between one half of the Initial Excess Amount and Ten Million Dollars ($10,000,000). The parties acknowledge and agree that although the Columbus Receivables are included for certain purposes herein, Buyer shall not receive any rights, including collection rights, until the Columbus Option Closing Date, and in all respects shall be limited to those rights expressly set forth in the Columbus Option Agreement.

                 (c) To the extent the Collection Period has not yet ended because one hundred twenty (120) days have not yet passed since the Closing Date thereafter, all payments received from account debtors shall first be applied in reduction of the oldest outstanding balance due from such account debtor, except to the extent: (a) any account debtor specifically identifies the invoice being paid, in which case, the account debtor's instructions shall govern; or (b) an account is disputed by the account debtor as properly due, and the account debtor has so notified Buyer in writing, in which case, all payments received shall be applied as provided in (a) above, except to the extent of such dispute. Buyer will promptly give Seller written notice of any such dispute with respect to which Buyer has received notice from the account debtor.

                 (d) Buyer shall remit all payments owed to Seller (as set forth in this Section 10.20) on the fifteenth day and the last day of each month.

                 (e) So long as Buyer is in compliance with this Section 10.20, during the Collection Period none of Seller or any of its representatives or agents, shall make any direct solicitation of the account debtors for collection purposes or other direct attempts to collect from account debtors during such

Collection Period except as may be agreed to by Buyer, except with respect to those accounts which may be or become more than ninety (90) days past due, and except those accounts from which Buyer has received written notice of a dispute from the account debtor.

                 (f) "Collection Period" means the period from the Closing Date through the later of (i) one hundred twenty (120) days after the Closing Date, and (ii) the date on which the Buyer shall have collected (a) the first Twenty Million Dollars ($20,000,000) in payments from account debtors relating to the Group I Receivables of Seller (the "Initial $20,000,000 Receivables Amount") or
(b) to the extent that less than Twenty Million Dollars ($20,000,000) in Receivables from account debtors of Seller is outstanding on the Closing Date, the Initial Excess Amount plus the difference between one-half of the Initial Excess Amount and Ten Million Dollars ($10,000,000).

                 (g) Upon the conclusion of the Collection Period, Buyer shall remit to Seller all amounts collected by Buyer from account debtors not previously remitted to Seller that are in excess of the $10,000,000 to be retained by Buyer hereunder, shall assign to Seller all uncollected Group I Receivables and shall furnish Seller with a list of the amounts collected during such period and all files concerning any uncollected Group I Receivables, and Buyer shall have no further responsibilities hereunder except to remit promptly to Seller any amounts subsequently received by it on account of the Group I Receivables.

          10.21 Board of Directors and Committees. From and after the Closing Date, Buyer shall cause (i) each of (1) Baker and (2) Roy F. Coppedge (or such other individual as may be designated by Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA (collectively, "Boston Ventures")) (the "BV Designee") to receive notice of all meetings of the Board of Directors of Buyer and to be permitted to attend such meetings, (ii) Baker to receive notice of all meetings of any executive and finance committees and to be permitted to attend such meetings, and (iii) the BV Designee to receive notice of all meetings of any compensation and finance committees and to be permitted to attend such meetings. In addition, if the Board of Directors or any executive, finance or compensation committee of Buyer plans to take actions by written consent in lieu of a meeting, then Buyer shall cause Baker (in the case of the Board of Directors and any executive and finance committees) and the BV Designee (in the case of the Board of Directors and any finance and compensation committees) to receive a copy of the form of consent documents relating to such actions at the same time that such documents  are  circulated  or  distributed  to  the  members  of the  Board  of
Directors, executive, finance or compensation committees, as applicable. In addition, as soon as permissible under the rules of the FCC and applicable laws, Buyer shall cause (i) each of Baker and the BV Designee to be appointed as members of the Board of Directors of Buyer, (ii) Baker to be appointed as a member of any executive committee and, to the extent established, the finance committee and (iii) the BV Designee to be appointed as a member of any finance committee, to the extent established, and the compensation committee. Buyer's Board of Directors (which presently consists of seven (7) directors) has duly adopted resolutions which have fixed the number of members of (x) directors of Buyer at nine (9) directors, (y) the executive committee at six (6) members, and
(z) the compensation committee at six (6) members and such resolutions also have designated Baker and the BV Designee, as applicable, to fill the directorships on the Buyer's Board of Directors and memberships on such committees pursuant to the terms of this Agreement. To the extent that the Buyer or the Board of Directors establishes a finance committee, it shall designate each of Baker and the BV Designee as members of the finance committee. Baker shall be entitled to be a director of Buyer and a member of the executive committee and, to the extent established, the finance committee for so long as he remains an employee of Buyer, and BV shall be entitled to have the BV Designee be a director of Buyer and a member of the compensation committee and, to the extent established, the finance committee until the first to occur of (i) the later of (a) the fifth anniversary of the Closing Date and (b) the expiration of the initial five-year term of Barry Baker's Employment Agreement with Buyer and (ii) such time, after Buyer has issued the Convertible Preferred Stock to Seller or to its partners, as Boston Ventures no longer owns, of record or beneficially to the extent of its interest as a limited partner of Seller, at least 721,115 shares of Buyer
Common Stock, on an "as converted" basis, as such number may be adjusted pursuant to stock splits, stock combinations, reclassifications or recapitalizations of Buyer occurring after the date hereof.

          10.22 List of Definitions. The following is a list of certain terms used in this Agreement and a reference to the Section hereof in which such term is defined:


           Terms                                     Section
           -----                                     -------
AAA                                                  Section 9.9
Add Back Programming Liabilities                     Section 5.12
Additional Days                                      Section 2.3(b)
Additional Period                                    Section 2.3(b)
Adjustment Amount                                    Section 2.2(b)

Adjustment Date                                      Section 2.2(a) (i)
Affiliate                                            Section 3.6
Affiliation Agreements                               Section 1.1(m)
Agreement                                            Preamble
Amended Charter                                      Section 6.11
Amended Employee Letter Agreement                    Section 5.1(b)
Anti-Dilution Adjustments                            Section 2.1(i)
Articles Supplementary                               Section 2.1
Assumed Employees                                    Section 10.3(a)
Assumed Liabilities                                  Section 1.3
Balance Sheet Date                                   Section 3.3
Baker                                                Section 2.5(b)
Baker Stock Option Agreement                         Section 2.5(b)
Boston Ventures                                      Section 10.21
Broadcasting Subsidiaries                            Section 4.12
Buyer                                                Preamble
Buyer Common Stock                                   Section 2.1
Buyer SEC Documents                                  Section 4.11
Buyer's Estimate Report                              Section 2.2(b)
Buyer's 401(k) Plan                                  Section 10.3(f)
Buyer's Lenders                                      Section 10.1(a) (iii)
BV Designee                                          Section 10.21
Cash Purchase Price                                  Section 2.1
Closing                                              Section 2.3(a)
Closing Balance Sheet                                Section 2.2(b)
Closing Date                                         Section 2.3(a)
Closing Financial Statements                         Section 5.3(a)
Code                                                 Section 3.18
Collection Period                                    Section 10.20
Columbus Assets                                      Recitals
Columbus Option Agreement                            Section 7.7
Columbus Receivables                                 Section 1.2(g)
Columbus Station                                     Recitals
Consent Contracts                                    Section 1.3
Consent Costs                                        Section 1.3
Consulting Agreement                                 Section 2.5(b)
Contract                                             Section 1.1(e)
Convertible Preferred Stock                          Section 2.1
Conveyed Contracts                                   Section 2.6
Corporate Employees                                  Section 2.5(b)
Corporate Employee Stock Option Agreement            Section 2.5(b)
Cure Extended Period                                 Section 2.3(d)
Distributor                                          Section 4.6
Down Payment                                         Section 10.2(a)
Down Payment Interest                                Section 10.2(a))
Employee Letter Agreement                            Section 2.5(b)
Employment Agreement                                 Section 2.5(b)
ERISA                                                Section 3.17
Exchangeable Preferred Stock                         Section 2.1

Excluded Assets                                      Section 1.2
Excluded Contracts                                   Section 1.2(d)
Excluded Real Property                               Section 1.2(f)
Extended Periods                                     Section 2.3(d)
Extension Notice                                     Section 2.3(d)
FCC                                                  Section 1.2(f)
FCC Authorizations                                   Section 1.2(f)
Group I Option Agreement                             Section 7.7
Group I Receivables                                  Section 1.2(g)
Group I Time Brokerage Agreement                     Section 7.6
HSR Act                                              Section 5.9
Initial Excess Amount                                Section 10.20
Initial $20,000,000 Receivables Amount               Section 10.20
IRS                                                  Section 10.3(f)
ISO Amendment                                        Section 2.5(b)
JSAs                                                 Recitals
JSA Stations                                         Recitals
Kids Fair                                            Section 2.4(a) (xvii)
KMSC                                                 Recitals
Laws                                                 Section 2.6
Leasehold Interests                                  Section 1.1(b)
Leases                                               Section 7.5
License Assets                                       Section 1.2(f)
Licensee                                             Section 1.2(f)
Litigation Extended Period                           Section 2.3
LMAs                                                 Recitals
LMA Stations                                         Recitals
Loss and Expense                                     Section 9.2
LTIP                                                 Section 2.5(b)
Material Adverse Change                              Section 8.10
New Employment Agreements                            Section 7.8
New Mexico Stations                                  Recitals
1993 and 1994 Year-End Financial Statements          Section 3.3
1995 Internal Financial Statements                   Section 3.3
1995 Year-End Financial Statements                   Section 5.3(a)
1996 Internal Financial Statements                   Section 3.3
Option Agreements                                    Section 7.7
Option Stations                                      Recitals
Original Purchase Agreement                          Preamble
Originally Scheduled Termination Date                Section 2.3(a)
Other Assets                                         Section 1.1(m)
Other Contracts                                      Section 1.1(e)
Owned Stations                                       Recitals
Permitted Encumbrances                               Section 1.3
Person                                               Section 3.6
Plans                                                Section 3.17
Post-Closing Estimate Fund                           Section 2.2(b)
Post Closing Estimate Fund Deposit                   Section 2.2(b)
Proceedings                                          Section 2.6

Program Contracts                                    Section 1.1(d)
Programming Copyrights                               Section 1.1(g)
Prorations Escrow Agent                              Section 2.2(b)
Prorations Certificate                               Section 2.2(b)
Purchase Price                                       Section 2.1
Qualified Plans                                      Section 3.18
Radio Stations                                       Recitals
Rich                                                 Section 2.2(a) (iv)
RCB Twin Peaks Equity Interest                       Recitals
Real Property                                        Section 1.1(b)
Real Property Improvements                           Section 1.1(b)
Receivables                                          Section 1.2(g)
Registration Rights Agreement                        Section 10.5
Registration Statement                               Section 10.5
Retained Liabilities                                 Section 1.3
Retirees                                             Section 10.3(h)
Sandia                                               Recitals
Sandia Stock                                         Section 3.20
SCI                                                  Section 6.8
SEC                                                  Section 10.4
Seller                                               Preamble
Seller 401(k) Plan                                   Section 10.3(f)
SOS                                                  Section 2.4(a) (v)
Station Assets                                       Recital
Station Employee Stock Option Agreement              Section 2.5(b)
Station Employees                                    Section 2.5(b)
Station Material Adverse Change                      Section 3.6
Station Options                                      Recitals
Stations                                             Recitals
Stock Purchase Price                                 Section 2.1
Subleases                                            Section 7.5
Termination Date                                     Section 2.3(a)
Trademarks, Etc.                                     Section 1.1(f)
Trades                                               Section 2.2(a) (ii)
Transaction Documents                                Section 9.8
TV Stations                                          Recitals
Twin Peaks                                           Recitals
Twin Peaks License Partnership                       Recitals
Twin Peaks License Partnership Interest              Section 3.23
Twin Peaks Partnership Interest                      Section 3.23
Twin Peaks Sale                                      Section 5.1(1)
Voting Agreement                                     Section 2.5(b)
WLOS Plan                                            Section 10.3(e)



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         IN WITNESS  WHEREOF,  the parties have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                                        BUYER:

                                        SINCLAIR BROADCAST GROUP, INC.

                                        By:    /s/ David B. Amy
                                               --------------------------
                                               Name:  David B. Amy
                                               Title: Chief Financial Officer

                                        SELLER:

                                        RIVER CITY BROADCASTING, L.P.

                                        By:    Better Communications,
                                               Inc., its General Partner

                                        By:    /s/ Larry D. Marcus
                                               ---------------------------
                                               Name: Larry D. Marcus
                                               Title: Vice President